EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

between

207 MARSHALL DRIVE OPERATIONS LLC AND 803 OAK STREET OPERATIONS LLC as Sellers

and

ASSISTED 4 LIVING, INC.

or its designee, as Purchaser

March 10, 2021

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 10, 2021 is between 207 MARSHALL DRIVE OPERATIONS LLC, a Florida limited liability company (“Marshall”), and 803 OAK STREET OPERATIONS LLC, a Florida limited liability company (“Governor’s Creek” and, together with Marshall, “Sellers”), and ASSISTED 4 LIVING, INC., a Nevada corporation, or its designee (“Purchaser”). Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS:

A. Marshall is the tenant and operator of the skilled nursing facility located at 207 Marshall Drive, Perry, Florida 32347;

B. Governor’s Creek is the tenant and operator of the skilled nursing facility located at 803 Oak Street, Green Cove Springs, Florida 32043;

B. The skilled nursing facilities described above (each, a “Facility” and together, the “Facilities”) are duly licensed by the applicable authorities of the State of Florida (“State”) and are duly certified under the Medicare and Medicaid Programs;

C. On March 1, 2021 (the “Petition Date”), each Sellers filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court;

D. This Agreement provides for the sale by Sellers to Purchaser of the Transferred Assets (as defined herein) associated with the Facilities, subject to the approval of the Bankruptcy Court and entry of the Sale Order determining Purchaser to be the successful bidder, and pursuant to the terms of such Sale Order;

E. Sellers believe, following consultation with their advisors and consideration of their available alternatives, that in light of the current circumstances, a sale of all or substantially all of their assets to Purchaser on the terms set forth herein is necessary to maximize value and is in the best interests of Sellers, their respective estates, creditors and parties-in-interest; and

G. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them on Exhibit A hereto, which is incorporated into this Agreement as if set forth herein in full.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Purchase and Sale of Transferred Assets.

(a) Subject to the terms and conditions of this Agreement and the Sale Order, and in consideration of, among other things, the payment of the Purchase Price, at the Closing, other than the Excluded Assets, Sellers will sell, assign and transfer to Purchaser, as applicable, all of Sellers’ right, title and interest in and to the following assets (collectively, the “Transferred Assets”), free and clear of all Liens and Liabilities, except statutory Liens not yet delinquent (such exceptions, collectively, “Permitted Liens”), and the Assumed Liabilities, all as is, where is, without representation or warranty except as expressly set forth herein:

(i) all tangible assets, whether owned or leased by Sellers and used in connection with the Facilities, including but not limited to, all hard assets, furniture, fixtures, equipment, instruments, supplies, inventory, vehicles, artwork, leasehold improvements, phone systems, computer hardware, databases, machinery, tools (and related repair and maintenance records), and all other tangible personal property used in the operation of and located at the Facilities (collectively, the “Tangible Personal Property”);

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(ii) all rights of Sellers under those executory contracts described on Schedule 1(a)(ii) (collectively, the “Transferred Contracts”), provided that the Purchaser shall have the right up until the Closing, to (a) remove executory contracts from the list of executory contracts to be assumed and assigned to Purchaser, as identified on Schedule 1(a)(ii), and (b) add additional executory contracts to the list of executory contracts to be assumed and assigned to the Purchaser, as identified on Schedule 1(a)(ii);

(iii) all rights of Sellers under that certain Master Lease Agreement, as may be amended (the “Master Lease Agreement”), dated as of August 26, 2020, between and among Sellers, FC Encore Green Cove Springs, LLC and FC Encore Perry, LLC (together, the “Landlord”) (the “Assumed Lease”);

(iv) all patient and prospect lists (including, without limitation, all books, records and other materials, in hard copy and electronic format, that are in the possession of any Person that performs marketing services on behalf of Sellers), marketing information, computer software and software licenses, telephone and fax numbers, telephone listings, email addresses and domain names used by the Facilities;

(v) all transferable licenses, transferable permits and other transferable governmental approvals or authorizations which are used, or may be used, in connection with the Facilities (including, without limitation, any authorizations to participate in any state or federal reimbursement program such as Medicaid or Medicare in accordance with Section 6 below), whether issued or granted by any Governmental Authority or by any other Person, and all operating, license and certification rights with respect to the Business (except as otherwise provided in Section 6 below) in each case to the extent assignable to, or assumable by, Purchaser pursuant to applicable Law;

(vi) all transferable third-party warranties and claims for warranties relating to the Facilities or the Transferred Assets, together with the obligations and liabilities related thereto (collectively, the “Warranties”);

(vii) any know-how or intellectual property rights used or held for use in connection with the operation of the Facilities and all goodwill associated with the Facilities;

(viii) for each Hired Employee, and subject to applicable law and the provisions hereof, all employee employment applications, W-4’s and I-9’s;

(ix) all assignable or transferable goodwill relating to or arising in connection with the ownership or operation of the Business and the Facilities, including, without limitation, lists of residents and suppliers, correspondence, purchase orders, market surveys, and mailing lists;

(x) all reimbursements, Third-party Payor funds and other amounts due solely with respect to the period after the Effective Time;

(xi) all agreements with then current patients and residents of the Facilities as of the Effective Time (including individuals temporarily not in occupancy) regarding admission and residency at the Facilities (the foregoing items 1(a)(v) through 1(a)(x), collectively, the “Intangible Personal Property”, and together with the Tangible Personal Property, the “Property”); and

(xii) all other assets of Sellers relating to or used in connection with the Business or the Facilities that are not Excluded Assets.

(b) Pursuant to the Sale Order, the Transferred Assets shall be sold and conveyed to Purchaser free and clear of all Liens (other than Permitted Liens) and Liabilities (other than Assumed Liabilities), including any and all claims that Purchaser is a successor, transferee or continuation of Sellers. The Term “Transferred Assets” shall not include the following (collectively, the “Excluded Assets”):

(i) All cash and cash equivalents, short term investments, deposits under any Transferred Contract, and any and all bonds, pledges, surety or guarantee agreements, or similar instruments posted with or in favor of any third party in connection with the licensure or operation of the Facilities;

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(ii) All accounts receivable of Sellers representing amounts payable to Sellers for services rendered to Residents and former residents, or items or goods sold to Residents, former residents or others, in each case prior to the Effective Time (“Accounts Receivable”) including (A) amounts due Sellers on account of audits or appeals of audits, rate adjustments, reconciliations and other recoupments with any Third Party Payor or Governmental Authority; (B) without limiting the foregoing, all claims, rights, interests and proceeds (whether received in cash, by credit to amounts otherwise due to a third party or any other proceeds) with respect to amounts overpaid by Sellers to any third party with respect to periods prior to the Effective Time; and (C) without limiting the foregoing, any receipts (x) relating to Sellers’ cost reports or rights to settlements and retroactive adjustments on the same (whether resulting from an appeal by Sellers or otherwise) with respect to time periods prior to the Effective Time, or (y) that result from Sellers’ pursuit of one or more appeals pertaining to a Governmental Authority reimbursement program;

(iii) All notes receivable, capital stock, rights to any security deposits and any impound, escrow or reserve deposits under the Assumed Lease, Tax refunds for tax periods prior to the Effective Time and claims under insurance policies obtained by or for the benefit of Sellers;

(iv) Sellers’ Tax returns for periods up to and including the Effective Time and all rights of Sellers to any recoveries or refunds in respect of Taxes for periods up to and including the Effective Time, whether or not any refund of or credit for claims have been filed prior to the Effective Time;

(v) all insurance policies of Sellers or any of their Affiliates (including, without limitation, any officer and director insurance policies and any tail policies) and all rights of every nature and description under or arising out of such insurance policies, including the right to make claims thereunder, to the proceeds thereof and to any insurance refunds relating thereto;

(vi) All claims, causes of action, or rights of Sellers that are not a Transferred Asset, including without limitation any claim or right by Sellers against any Affiliate for amounts due;

(vii) The minute books and ownership records of Sellers, all Sellers organizational documents, stock registers, and such other records of Sellers as they pertain to the ownership, organization, or existence of Sellers and duplicate copies of such records;

(viii) All assets of Sellers not related to the Transferred Assets or the Facilities; and

(ix) All of the rights of Sellers under this Agreement and all Transaction Documents.

2. Purchase Price.

(a) In consideration of the purchase and sale of the Transferred Assets, on the Closing Date, the Purchaser shall pay to the Sellers an aggregate purchase price of Two Million Dollars ($2,000,000.00) (the “Purchase Price”), in addition to the assumption of the Assumed Liabilities and the Hired Employees PTO Benefits, which shall be paid in immediately available funds at Closing as hereinafter provided, subject to the prorations and adjustments set forth herein.

(b) To the extent necessary for tax purposes, the Parties shall reach agreement on a schedule allocating the Cash Consideration as between the Transferred Assets. The Parties agree to execute such documents as may be required for reporting and tax purposes hereunder consistent with the terms of such schedule and the requirements of applicable law. Neither Party will submit any tax filing inconsistent with the agreed allocation of Purchase Price.

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3. Deposit. Purchaser has deposited with Sellers the sum of Two Hundred Thousand Dollars ($200,000.00) (the “Deposit”), which is held by Sellers in a segregated account. Upon Closing of the transactions contemplated under this Agreement, the Deposit shall be applied against the Purchase Price. In the event that this bid is not selected as the Successful Bid, then the Deposit shall be returned to the Purchase no later than three business days after the Alternative Transaction Closing Date. In the event that this bid is selected as the Successful Bid but the Closing fails to occur, the Parties’ rights in respect of the Deposit shall be controlled by Section 22.

4. Assumed Liabilities. Notwithstanding any other provision hereof to the contrary and subject to the Sale Order, the Transferred Assets shall be sold free and clear of all Liabilities, Liens and title defects, except for Permitted Liens and except for (a) Cure Costs relating to any Transferred Contracts; (b) Liabilities and all of Sellers’ obligations with respect to events or periods after the Effective Time under the Transferred Contracts; (c) Liabilities and all of Sellers’ obligations with respect to events or periods after the Effective Time under the Assumed Lease; and (d) such other obligations and Liabilities expressly assumed by Purchaser pursuant to the following sections of this Agreement, all of which Purchaser shall expressly assume pursuant to the Sale Order and Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”): 6(a), 7(b), 8.3(a), 8.3(g), 9(b), (9g), 9(h), 10, (11(c), 12(a), 12(c), 15, 16, 20(b), 22, 24, 26, 27 and 37; provided, however, that the failure to list any section of this Agreement in the foregoing list under which Purchaser has a duty to render performance shall not excuse Purchaser from performance nor limit Sellers’ ability to enforce this Agreement.

5. Excluded Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume from Sellers any Liabilities whatsoever (the “Excluded Liabilities”), including without limitation:

(a) malpractice, professional liability or other tort claims, statutory or regulatory claims, claims of local, state or federal agencies whether civil or criminal, fraud-based claims or claims for breach of contract to the extent any such claims are based on acts or omissions of Sellers or events occurring at the Facilities before the Effective Time;

(b) claims related to Provider Agreements or managed care plans which relate to or arise from the acts, obligations or omissions of Sellers for dates of service prior to the Effective Time;

(c) any accounts payable, taxes, or other obligation or Liability of Sellers to pay money incurred by Sellers for periods prior to the Effective Time;

(d) any collective bargaining agreements or other agreements or understandings with any labor union or collective bargaining unit or any employment or consulting agreements of any kind and any Liabilities arising from any pension fund or benefits programs;

(e) Cure Costs relating to any Excluded Contract;

(f) any administrative expense Claims accruing in the Bankruptcy Cases;

(g) Liabilities or obligations of Sellers arising under any Excluded Contract;

(h) Liabilities or obligations of Sellers arising under any and all employment and change of control contracts, severance obligations, equity option contracts and equity purchase contracts to which either Sellers is a party other than any Liability arising pursuant to any Transferred Contract;

(i) Liabilities or obligations in connection with any indebtedness of Sellers, except pursuant to any Transferred Contract or other Assumed Liability;

(j) other than Cure Costs related to the Transferred Contracts, all pre-petition and post-petition Claims as of the Closing Date, including, without limitation, all trade payables and general unsecured Claims;

(k) Liabilities in connection with the Excluded Contracts;

(l) any Liability arising out of, under or in connection with the Excluded Assets;

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(m) all Liabilities relating to (including amounts or notice due to) employees, former employees, consultants, former consultants or retirees of Sellers based on the termination of such employment or engagement by the Sellers, including any amounts due to such Persons and any Liability relating to the WARN Laws;

(n) any Liability that is not an Assumed Liability; and

(o) other than Cure Costs related to the Transferred Contracts, any other Liabilities arising in whole or in part from Sellers’ acts or omissions or in any way related to the operations of the Facilities prior to the Effective Time.

6. Provider Agreements; Interim Billing.

(a) As of the Closing Date and to the extent permitted by applicable Law, Sellers shall use their best efforts to transfer any and all of Sellers’ rights and interests in and to Sellers’ Medicare provider numbers and Medicare provider reimbursement agreements, and Purchaser shall have the right, but not the obligation, to acquire any and all of Sellers’ rights and interests in and to Sellers’ Medicaid provider numbers and Medicaid provider reimbursement agreements, to the maximum extent permitted by law. Each Party shall provide commercially reasonable assistance to the other Party with regard to such transfer. The Parties acknowledge and agree that Purchaser is not expected to have received its “tie in” notice from CMS with respect to Sellers’ Medicare provider agreements or any new Medicare or Medicaid provider agreements (collectively, the “Provider Agreements”) as of the Closing Date. Prior to Purchaser’s receipt of its tie in notice and Provider Agreements, so long as Purchaser is accepting transfer of the Medicare Provider Agreement and is utilizing commercially reasonable efforts to become the certified Medicare and/or Medicaid provider, as applicable, at the Facilities, Sellers agrees that Purchaser may bill for services performed following the Closing under Sellers’ Medicare and/or Medicaid provider number, as applicable, to the extent permitted by applicable Law and in accordance with an operations transfer agreement (“OTA”) to be agreed to by the Purchaser and Sellers by not later than twenty (20) days from the date of this Agreement.

(b) The Parties acknowledge and agree that Sellers’ managed care provider plans and agreements with other Third-party Payors are not expected to have been updated with Purchaser’s provider information as of the Closing Date. From and after the Closing Date and upon the earlier of (i) six (6) months after the Closing Date, or (ii) until such managed care provider plans and agreements with other Third-party Payors are updated with Purchaser’s provider information, Sellers agree that Purchaser may bill for services provided following the Closing under Sellers’ managed care provider plans and agreements with other Third-party Payors identified on Schedule 6(b) hereto, using Sellers’ provider information to the extent permitted by applicable Law, the terms and conditions of the plans and agreements with the Third-party Payors, and in accordance with the OTA referenced in subsection (a) above.

(c) Any reimbursements from Medicare or Medicaid billed by Purchaser for dates of service after the Closing Date which are paid into Sellers’ accounts shall be forwarded by Sellers to Purchaser in accordance with Section 9 hereof and Purchaser shall be responsible for all Liabilities arising out of any billings made by Purchaser pursuant to Section 6(a) and (b). Purchaser shall indemnify and hold harmless Sellers from and against any and all Losses arising out of or relating to the Provider Agreements for any dates of service following the Closing, including, without limitation, any billings made by Purchaser pursuant to Section 6(a) or (b). For the avoidance of doubt, Purchaser shall not be responsible for Losses arising out of or relating to the Provider Agreements for any dates of service prior to the Closing.

(d) Schedule 6(d) attached hereto lists all of the Facilities’ Third-party Payor contracts.

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7. Transfer of Resident Trust Funds and Deposits.

(a) At the Closing, Sellers shall deliver to Purchaser a true, correct and complete schedule of all trust funds held by Sellers as of the most recent date available prior to the Effective Time for any current resident of the Facilities (collectively, the “Resident Trust Funds”) and deposits or prepayments paid by or for any resident of the Facilities (collectively, the “Resident Deposits”).

(b) At the Closing, Sellers shall transfer to Purchaser, and Purchaser shall accept, in trust for the residents, the Resident Trust Funds and Resident Deposits, in accordance with applicable statutory and regulatory requirements. Within ten (10) Business Days after the Closing Date, Sellers and Purchaser shall prepare a final schedule of the Resident Trust Funds and Resident Deposits and thereafter reconcile the Resident Trust Funds and Resident Deposits transferred from Sellers to Purchaser.

8. Employees.

(a) Attached as Schedule 8(a) is a list (the “Employee Schedule”) which reflects, in all material respects as of the most recent available date all of Sellers’ employees providing services to the Facilities, whether full time or part time (the “Facilities Employees”).

(b) Prior to the Closing, Sellers shall provide Purchaser access to the Facilities and Facilities Employees to permit Purchaser to discuss potential employment of any Facilities Employees by Purchaser, pursuant to Purchaser’s standard employment policies and criteria. Sellers shall, as of the Effective Time, terminate the employment of all Facilities Employees. Without Sellers’ prior consent, Purchaser shall not deliver any written communications to, or hold any group meetings with, any Facilities Employee for the purpose of addressing or discussing the transactions contemplated herein.

(c) Purchaser shall offer to hire at least a number of Facilities Employees sufficient not to trigger notice requirements under the WARN Laws. For the purposes of this Agreement, Facilities Employees shall include any employees who are on medical disability or leaves of absence and who worked at the Facilities immediately prior to such disability or leave who are able to perform the essential functions of the position with or without a reasonable accommodation, and who are qualified for the position.

(d) Purchaser shall hire at the Effective Time, and at least five (5) Business Days before the Closing shall provide Sellers with a schedule of, each Facilities Employee who receives an offer of employment and elects to accept employment with Purchaser in accordance with the terms of Section 8(c) (all of such employees who accept employment with Purchaser being herein called the “Hired Employees”).

(e) Sellers shall be responsible for the payment to Facilities Employees of any salaries, wages, benefits or other amounts due and payable or accrued under applicable law and/or the policies and procedures of Sellers for periods prior to and at the Effective Time and shall timely pay to all applicable Governmental Authorities all employment-related taxes due with respect to Facilities Employees for periods before the Effective Time, including Transferors’ share of all FICA, state and federal unemployment taxes and workers’ compensation insurance premiums. Sellers shall provide at least two (2) days prior to the Closing a schedule setting forth, for each Hired Employee as of such date, the amount of all earned and accrued vacation, personal and sick pay and earned or accrued bonuses inclusive of all FICA, withholding, unemployment, worker’s compensation or similar taxes and charges in connection with the foregoing (the “Hired Employees PTO Benefits”). Purchaser shall assume the obligations to provide and/or pay such Hired Employees the amount of Hired Employee PTO Benefits applicable to each Hired Employee and shall indemnify and hold Sellers and their bankruptcy estates harmless from any loss or claim relating to such Hired Employee PTO Benefits after Closing.

(f) Nothing in this Agreement shall create any rights in favor of any Person not a party hereto, including the Facilities Employees, or constitute an employment agreement or condition of employment for any employee of Sellers or Purchaser or any Affiliate thereof, nor shall this Agreement be deemed the assignment to or assumption by Purchaser of any collective bargaining agreement, employment agreement or terms or conditions of employment (except as set forth herein), and Purchaser shall not assume any liabilities or obligations under any employee benefit plan or defined benefit plan of Sellers or their Affiliates.

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(g) As of the Effective Time, all Hired Employees who, immediately prior to the Effective Time, participated in group health insurance coverage sponsored by Sellers, shall be eligible for participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) established and maintained by Purchaser. Purchaser shall take such action as is necessary to provide that all such Hired Employees shall be eligible to be covered without a waiting period and without regard to any pre-existing condition unless they (i) are under a waiting period with Sellers at the Effective Time, in which case they shall be required to complete their waiting period while under Purchaser’s plan or in accordance with the terms of Purchaser’s benefit plan, or (ii) were subject to a pre-existing condition exclusion while under Sellers’ group health plan, in which case they shall be subject to the same exclusion while in Purchaser’s group health plan or in accordance with the terms of Purchaser’s benefit plan, which exclusion shall, if applicable, be subject to the same time limitation while the Hired Employees are in Purchaser’s employ as was applicable thereto while the Hired Employees were in Sellers’ employ, with the time limit calculated from the date the same commenced while said employees were in Sellers’ employ.

9. Accounts Receivable.

(a) Sellers shall retain all right, title and interest in and to all unpaid accounts receivable with respect to the Facilities that relate to all periods on or prior to the Effective Time (defined above as “Accounts Receivable”). Purchaser shall have all right, title and interest in and to accounts receivable that relate to periods after the Effective Time. With respect to the post-Closing billing practice to be applied with respect to Accounts Receivable due to Sellers from private pay, managed care and long-term care insurance patients after the Effective Time, Sellers shall prepare and send to the appropriate responsible parties for such patients bills for all periods up to and including the Effective Time, with instructions to send payment directly to Sellers, with said payment payable to Sellers or such other party as Sellers direct. The Parties acknowledge that: (i) Sellers may contact their Medicaid intermediary, Medicare intermediary, the applicable State agency or any other Third-party Payor to remit payment directly to Sellers for services rendered on or prior to the Effective Time, and (ii) after the issuance to Purchaser of the “tie-in notices” from CMS, Purchaser may contact its Medicaid intermediary, Medicare intermediary, the applicable State agency or any other Third-party Payor to remit payment directly to Purchaser for services rendered after the Effective Time; provided, however, that the Parties shall coordinate and cooperate with each other regarding such notification so as to avoid any conflicting or confusing payment instructions.

(b) To the extent that Purchaser receives payment for Accounts Receivable (i.e., those receivables to which Sellers is entitled), Purchaser shall hold the same in trust for Sellers and shall pay it to Sellers as more specifically described below. To the extent that Sellers receive payment for accounts receivable to which Purchaser is entitled pursuant to this Agreement, Sellers shall hold the same in trust for Purchaser and shall pay it to Purchaser as more specifically described below:

(i) if payments received by Purchaser are paid pursuant to a voucher, check or other negotiable instrument containing: (A) Sellers’ Medicaid provider numbers, together with specific indications that the delivery of services relating to such payment was on or prior to the Effective Time (B) Sellers’ Medicare provider numbers, together with specific indications that the delivery of services relating to such payment was on or prior to the Effective Time, (C) any other payor or provider number issued to Sellers, and/or (D) specific reference to dates of service on or prior to the Effective Time, Purchaser shall not cash or deposit such payments in any Purchaser account and shall instead promptly forward such payments to Sellers within five (5) Business Days of receipt of same;

(ii) if payments received by Sellers are paid pursuant to a voucher, check or other negotiable instrument containing: (A) Purchaser’s Medicaid provider number, (B) Sellers’ Medicare provider number, together with specific indications that the delivery of services relating to such payment was after the Effective Time, (C) any other payor or provider number issued to Purchaser, and/or (D) specific reference to dates of service after the Effective Time, Sellers shall not cash or deposit such payments in any Sellers’ account and shall instead promptly forward such payments to Purchaser within five (5) Business Days of receipt of same;

(iii) if the accompanying remittance does not satisfy the requirements of Section 9(b)(i) or (ii) above but the Parties agree that the payments relate solely to services provided on or prior to the Effective Time: (A) in the event that such payments are received by Purchaser, Purchaser shall remit such payments to Sellers within five (5) Business Days of receipt of same, and until so forwarded, shall be held in trust for the benefit of Sellers, and (B) in the event that such payments are received by Sellers, Sellers shall retain the payments;

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(iv) if the accompanying remittance advice does not satisfy the requirements of Section 9(b)(i) or (ii) above but the Parties agree that the payments relate solely to services provided after the Effective Time: (A) in the event that such payments are received by Purchaser, Purchaser shall retain the payments, and (B) in the event that such payments are received by Sellers, Sellers shall promptly remit such payments to Purchaser within five (5) Business Days of receipt of same, and until so forwarded, shall be held in trust for the benefit of Purchaser; and

(v) if the accompanying remittance advice does not indicate the period to which a payment relates or if there is no accompanying remittance advice, the Parties shall in good faith attempt to agree on the disposition of such payment. If the Parties are unable to agree on the disposition of such payment, then: (A) all such payments which are received within the period commencing on the Effective Time and through the date ninety (90) days after the Effective Time shall be applied, first, against the outstanding Account Receivable due from such payor to Sellers, and, second, against the outstanding account receivable due from such payor to Purchaser, and (B) all such payments which are received after the date which is ninety (90) days after the Effective Time shall be applied, first, against the outstanding account receivable due from such payor to Purchaser, and, second, against the outstanding Account Receivable due from such payor to Sellers.

(c) Purchaser and Sellers shall promptly forward to the other Party any and all remittance advices, explanation of benefits, denial of payment notices and all other correspondence received by the Party that relate to services provided by the other Party. On the tenth day of each month until the first anniversary of the Effective Time, Purchaser shall provide to Sellers a monthly reconciliation (the “Receipts Report”) for Sellers’ review, together with a copy of the remittance advice received by Purchaser from any third-party intermediary, and other documentation as reasonably requested by Sellers, with respect to all of Sellers’ accounts receivable due to Sellers from Medicare, Medicaid or other Third-party Payor (including amounts owed as a result of payor adjustments or cost report settlements). The Receipts Reports shall be sent by Purchaser to Sellers on the tenth day of every month (in respect of the immediately prior month) until the first anniversary of the Effective Time and thereafter as Sellers may reasonably request, but not more often than quarterly. Sellers may, at its own cost, verify the Receipt Reports. Sellers shall reserve the right to contest or dispute with any Third-party Payor any statement of disallowance, denial or refusal to remit payment by such Third-party Payor relating to accounts receivable due to Sellers. To the extent applicable, Sellers shall provide Purchaser with similar Receipts Reports in respect of Purchaser’s accounts receivable.

(d) Purchaser shall provide written notice to Sellers promptly upon receipt of any information from a Third-party Payor regarding any disallowance, denial or refusal to remit payment, in whole or in part, regarding any account receivable due to Sellers. Sellers shall provide written notice to Purchaser promptly upon receipt of any information from a Third-party Payor regarding any disallowance, denial or refusal to remit payment, in whole or in part, regarding any account receivable due to Purchaser. Nothing herein shall be deemed to limit in any way either Party’s rights and remedies to recover accounts receivable due and owing to such Party by Medicare, Medicaid, or third parties under applicable law; provided, however, that: (i) Sellers shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, settle or otherwise compromise its right, title and interest in and to unpaid accounts receivable in a manner that impacts, effects, diminishes or otherwise interferes with Purchaser’s right, title and interest in and to unpaid accounts receivable with respect to services provided at the Facilities by Purchaser after the Effective Time, and (ii) Purchaser shall not, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned, settle or otherwise compromise its right, title and interest in and to unpaid accounts receivable in a manner that impacts, effects, diminishes or otherwise interferes with Sellers’ right, title and interest in and to unpaid accounts receivable with respect to services provided at the Facilities by Sellers on or prior to the Effective Time.

(e) If any payment hereunder was misapplied by the Parties, the Party which erroneously received said payment shall remit the same to the other within ten (10) Business Days after said determination is made.

(f) For a period of twelve (12) months after the Effective Time, Purchaser and Sellers shall, upon reasonable notice and during normal business hours, have the right to inspect, at its own cost and with reasonable staff assistance during normal business hours, that limited portion of the cash receipts and other books and records or copies thereof (including, without limitation, bank statements) of the other Party as the requesting Party may reasonably deem necessary to prepare the requesting Party’s bills, verify balances of the other respective Party or confirm the other Party’s compliance with the obligations imposed on it under this Section.

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(g) If either Party fails to forward to the other Party any payment received by such Party in accordance with the terms of this Section 9 within ten (10) Business Days of demand therefor, the other Party shall be entitled (among all other remedies allowed by law and this Agreement) to interest on the unpaid amount at the prime rate (as reported in The Wall Street Journal or other similar publication), plus three percent (3%) per annum from the date which is five (5) Business Days after the demand until the date paid, together with all reasonable attorney’s fees and other costs of collection. The payment of any interest or fees imposed under this Section 9(g), if any, shall be made together with the underlying payment therefor

(h) The obligations of the Parties to forward the accounts receivable payments pursuant to this Section 9 are absolute and unconditional and irrespective of any circumstances whatsoever which might constitute a legal or equitable discharge, offset, counterclaim or defense of the Parties.

10. Prorations.

(a) At the Closing and for the billing period in which the Effective Time occurs, all expenses and income arising from the conduct of the business of the Facilities in the ordinary course, including, without limitation, patient care revenue, trade payables, telephone expenses and utility charges, real and personal property Taxes attributable to the Facilities, including any such items held in escrow (all such income and expenses to be referred to herein as the “Prorated Items”), shall be apportioned between Sellers and Purchaser as of the Effective Time, it being the agreement of the Parties that Sellers shall be entitled to and responsible for all revenue, expenses and similar obligations arising from the operation of the Facilities on or prior to the Effective Time and Purchaser shall be entitled to and responsible for all revenue, expenses and similar obligations arising from the operation of the Facilities after the Effective Time, except, in each case, as otherwise expressly set forth herein. This provision shall be implemented by Purchaser or Sellers, as the case may be, remitting to the other any invoices for Prorated Items that it receives that reflect a service date for which the other Party is responsible and by Sellers or Purchaser, as applicable, assuming responsibility for the payment of any invoices for Prorated Items that reflect a service date for which it is responsible with any overage or shortage in payments by either Party to be adjusted and paid as provided in Sections 10(b) and (c).

(b) All such prorations shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period and shall be based on the most recent information available to Sellers. Utility charges which are not metered and read for the Closing shall be estimated based on prior charges, and shall be re-prorated upon receipt of statements therefor.

(c) To the extent possible and based on reasonable estimates, the Parties shall make all prorations at the Closing. All amounts owing from one Party hereto to the other Party hereto that require adjustment after the Closing shall be settled within sixty (60) days after the Closing Date or, in the event the information necessary for such adjustment is not available within said sixty (60) day period, then as soon thereafter as practicable.

(d) All prorations to be made at Closing shall be effected through adjustment of the Purchase Price.

11. Access to Records.

(a) All: (i) resident records, minimum data sets, care plans, therapy records, pharmacy records, clinical patient trust account records and admission agreements (the “Patient Care Records”) for the period prior to the Effective Time; and (ii) business records relating to the operation of the Facilities, including maintenance records, employment records for Hired Employees, including employment applications and W-9 Forms; and Governmental Authority compliance records (including surveys and plans of correction) for the period prior to the Effective Time (the “Operations Records”) shall be delivered by Sellers to Purchaser on the Closing Date (by leaving such Patient Care Records and Operations Records at the Facilities); provided, however, that Sellers may retain copies, at Sellers’ expense, of such Operations Records and Patient Care Records as Sellers may deem reasonably necessary.

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(b) Subsequent to the Effective Time, Purchaser shall allow Sellers and their agents and representatives to have reasonable access to (upon reasonable prior notice, during normal business hours), and to make copies of, at Sellers’ expense, the Patient Care Records and Operations Records and supporting material, to the extent reasonably necessary to enable Sellers to investigate and defend any claim (to include, without limitation, employee and patient claims), to file or defend tax returns and to verify payments, adjustments or allocations provided by this Agreement, confirm proper payments from payers and defend or pursue any disputes with payers and subject, in each case, to requirements of applicable law regarding privacy and security of certain health-related information.

(c) Each of Purchaser and Sellers shall, upon reasonable notice to the other, be entitled to remove the originals of any Patient Care Records and Operations Records and supporting material of the Facilities relating to any period prior to, on or after the Effective Time in the possession of the other, for purposes of litigation involving a resident or employee to whom such record relates, if an officer of a court of competent jurisdiction or agency official certifies that such original must be produced in order to comply with applicable Law or the Order of a court of competent jurisdiction in connection with such litigation, and the requesting Party, at the requesting Party’s cost and expense and as a condition precedent to receiving such original record, shall provide the requested Party with a complete copy of such records prior to its removal. Any record so removed shall promptly be returned to the requested Party following its use. The Parties agree that Sellers shall each be deemed the custodian of all Patient Care Records and Operations Records for their respective Facility for the period on or prior to the Effective Time, and Purchaser shall be deemed the custodian of all Patient Care Records and Operations Records for both Facilities for the period following the Effective Time. If Purchaser shall receive any request or demand from any third-party or Governmental Authority for Patient Care Records and/or Operations Records for the period on or preceding the Effective Time, Purchaser shall, to the extent permitted by law, promptly forward such request or demand to Sellers and shall not release any Patient Care Records and/or Operations Records for the period on or preceding the Effective Time without Sellers’ prior written consent.

(d) Purchaser shall maintain such books, records and other material comprising records of its operations of the Facilities, including, but not limited to, resident records and records of Resident Trust Funds, to the extent required by law

(e) Until the expiration of four (4) years after the furnishing of services pursuant to this Agreement, Purchaser shall, as provided in Section 1861(v)(1)(I) of the Social Security Act and regulations promulgated thereunder, make available, upon written request, to the Secretary of Health and Human Services or to the Comptroller General of the United States or any of their duly authorized representatives, this Agreement and all books, documents and records of Purchaser that are necessary to verify the nature and extent of the costs of any services furnished pursuant to this Agreement for which payment may be made under the Medicare program. Any Party receiving a request for documents or information under this provision shall promptly notify the other Party. If such Section 1861(v)(1)(I) should not be found applicable to this Agreement under the terms of such Section and the regulations promulgated thereunder, then this Section will be deemed not to be a part of this Agreement and shall be conclusively deemed by the Parties to be null and void.

12. Patient Agreements; Operations Procedure Manual; Cost Reports.

(a) Prior to the Closing, Sellers shall provide Purchaser with true, complete and correct copies of the forms (and any material amendments or modifications thereof) of all patient agreements, occupancy agreements, residency agreements and similar agreements relating to the occupancy of the Facilities by the patients and residents thereof (the “Patient Agreements”). Purchaser shall assume and perform any and all obligations under the Patient Agreements required to be performed after the Effective Time for all current patients and residents of the Facilities as of the Effective Time (including individuals temporarily not in occupancy).

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(b) Operating Procedures Manual. Sellers shall leave one (1) set of operating procedures manuals at the Facilities. Purchaser shall: (i) keep the operating procedures manuals strictly confidential and shall not copy or reproduce the information set forth therein, (ii) maintain control over and restrict access to the operating procedures manuals to the same standard that Purchaser maintains and controls access to its confidential and proprietary information, and (iii) not use the operating procedures manuals or the information set forth therein for any reason other than to facilitate and respond to inspections or surveys of the Facilities conducted by governmental or regulatory authorities. Sellers make no representation or warranty of any nature whatsoever regarding such operating procedures manuals or related forms, and expressly disclaim and renounce any such representation or warranty.

(c) Cost Reports. Sellers shall timely prepare and file, in a manner reasonably consistent with past practice, with the appropriate Medicare and Medicaid agencies, any final cost reports with respect to its operation of the Facilities that are required to be filed by law under the terms of the Medicare and Medicaid Programs. Purchaser shall reasonably cooperate with Sellers in providing any information necessary for the cost report filings. Sellers shall provide Purchaser with copies of such cost reports, together with copies of any amendments thereto. At Purchaser’s cost and expense, Sellers shall also reasonably cooperate with Purchaser in the preparation of any cost reports as Purchaser deems necessary that relate to Sellers’ period of ownership and operation of the Facilities.

13. Sellers’ Representations and Warranties. As a material inducement to Purchaser to enter into this Agreement and Purchaser to pay the Purchase Price for the Transferred Assets as set forth herein, Sellers hereby covenant, warrant and represent to Purchaser as follows:

(a) Organization and Standing of Sellers. Each Seller is (i) an entity validly existing and in good standing (or the jurisdictional equivalent) under the laws of its jurisdiction of formation, (ii) registered to do business in the jurisdiction in which it operates, and has, subject to the Bankruptcy Code and the Bankruptcy Court and any applicable Order, all necessary corporate power and authority to own, operate or lease the material properties and material assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

(b) Authority. Subject to the entry of the Sale Order, each Seller has the full power and authority to make, execute, deliver and perform this Agreement and the other instruments to be executed and delivered by it pursuant hereto (the “Sellers’ Transaction Documents”). Such execution, delivery and performance have been duly authorized, subject to the entry of the Sale Order, by all necessary action on the part of such Sellers and their Authorized Representative, as applicable.

(c) Binding Effect. Subject to the entry of the Sale Order, Sellers’ Transaction Documents constitute the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization and other laws now or hereafter in effect affecting creditors’ rights and remedies or by equitable principles.

(d) Validity of Contemplated Transactions. The authorization, execution and delivery of this Agreement and the Sellers’ Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Sellers, do not, with or without the giving of notice or passage of time or both (i) subject to the entry of the Sale Order, violate, conflict with or result in the breach of any term or provision of or require any notice, filing or consent under (A) the articles of organization of the Sellers; (B) any Law applicable to any Sellers (except for such notices to, and consents and approvals of, Governmental Authorities applicable to the change of ownership of the Facilities or required to be obtained in accordance with Section 19(e)); or (C) any Order binding upon Sellers and of which Sellers have knowledge; (ii) subject to the entry of the Sale Order, violate, conflict with, result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any loan agreement, mortgage, indenture, financing agreement, lease or any other material agreement or instrument of any kind to which either Seller is a party or may be bound (except as shall be paid in full prior to or at Closing); or (iii) subject to the entry of the Sale Order, result in any Lien, Liabilities, encumbrance or restriction on any of the Transferred Assets, except in the case of clauses (i), (ii) or (iii) to the extent that any such conflict, violation, breach, default, Lien, Liability, encumbrance or restriction would not reasonably be expected to have a Material Adverse Effect.

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(e) Title to Assets. Sellers have, or will have as of the Closing, good and valid title to, or a valid leasehold interest in, all Property and other assets relating to the Transferred Assets, other than properties and assets sold or otherwise disposed of in the ordinary course of business. All such properties and assets (including leasehold interests) are, or will be as of the Effective Time, free and clear of any Liens or Liabilities.

(f) Litigation. Except for the Sellers’ Bankruptcy Case and as set forth on Schedule 13(f), (i) there are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations pending or threatened against Sellers before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which affect or relate to the Transferred Assets or the Facilities; and (ii) Sellers are not parties to or subject to provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which adversely affects the Transferred Assets or the Facilities in any material respect.

(g) Environmental Laws. To Sellers’ Knowledge, the real property and improvements (“Real Property”) underlying the Facilities is in compliance with all federal, state or local laws, ordinances, rules, regulations, orders or directives or under common law relating to the environment (“Environmental Laws”), except for such noncompliance which is not reasonably expected to have a Material Adverse Effect, and neither Sellers nor any other party, has caused any hazardous wastes or hazardous substances (as defined in any applicable Environmental Law) to enter into the soil or groundwater of the Real Property.

(h) Reserved.

(i) Permits. Sellers and the Facilities have all certificates of need, and material licenses, permits, approvals and other governmental authorizations and waivers (collectively, the “Permits”) for the operation of the Facilities as skilled nursing facilities as currently conducted (other than any such items that the failure to possess would not reasonably be expected to have a Material Adverse Effect on the operations of the Facilities. The material operating licenses for the Facilities and all other Permits that are required to operate the Business at the Facilities are, listed or copies thereof are attached in Schedule 13(i) hereto.

(j) Employees; Employee Benefit Plans. Sellers have provided Purchaser a true, correct and complete list and copies of all material, written pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements, maintained by Sellers (other than obligations to make current wage or salary payments) in respect of, or which otherwise cover, any of the Hired Employees, or their beneficiaries (hereinafter individually referred to as a “Plan” and collectively referred to as the “Plans”).

(k) Multi-Employer Plans. Sellers have not contributed and are not required to contribute to any multi-employer plan, as defined in Section 3(37) of the ERISA with respect to the Facilities Employees.

(l) Employment Matters. As of the Closing Date, Sellers shall have no outstanding obligations with respect to salary, wages or bonuses to any of the Hired Employees, or with respect to payroll or employment-related Taxes relating to any of the Hired Employees to any federal, state or local regulatory or taxing agency.

(m) Regulatory and Legal Compliance. The Facilities each are a licensed skilled nursing facility, and Sellers are in compliance in all material respects with all federal, State and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, life safety codes, policies and guidelines applicable to the operation of the Facilities. Sellers have not received any written notice from any Governmental Authority of any alleged violation or noncompliance that has not been cured or addressed by a plan of corrective action, or which, if adversely determined, would not reasonably be expected to materially and adversely affect the Facilities.

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(n) Licensed Beds and Current Rate Schedule. Schedule 13(n) sets forth a true, correct and complete statement, as of three (3) Business Days prior to the Contract Commencement Date, of: (i) the number and type of licensed beds at the Facilities, including any designation as Medicare and/or Medicaid certified, (ii) the current rates charged by the Facilities to its patients or residents, and (iii) the number of beds presently occupied in, and the occupancy percentages at, the Facilities.

(o) Billing Practices. During the three (3)-year period prior to the Closing Date, all billing practices of the Business with respect to all Third-party Payors, including Medicare, Medicaid, and private insurance companies, have been in compliance in all material respects with all applicable Laws, regulations, and policies of such Third-party Payors (collectively, the “Payment Programs”) or in the alternative, any such noncompliance has been cured within the time period allotted by applicable regulation or policy.

(p) Mechanic Liens. To Sellers’ Knowledge, no labor has been performed or materials furnished that would reasonably be expected to result in a materialman’s or mechanic’s lien in an amount in excess of $10,000 filed against the Transferred Assets except as shall be fully paid or released prior to the Closing.

(q) Resident Roll. The Resident roll attached hereto as Schedule 13(q) is a complete and accurate schedule of all the Residents as of the date of this Agreement, including the name of each Resident and the payor source, if any, for such Resident. No Sellers have accepted from any Resident any payment for periods in excess of thirty (30) days in advance of the due date of such payment.

(r) Insurance. There is in full force and effect policies of insurance insuring the Transferred Assets and the Business against such losses and risks and in such amounts as are usual and customary in Sellers’ business.

(s) Taxes. Within the times and in the manner prescribed by Law, Sellers have, to Sellers’ Knowledge, timely filed all federal, state, and local tax returns relating to the Business and have paid all Taxes, assessments and penalties due and payable other than those as to which Sellers (i) are disputing diligently and in good faith, (ii) may only pay in accordance with the Bankruptcy Code, or (iii) have deferred. To Sellers’ Knowledge, there are no existing notices of Federal Tax Liens, or any state or local governmental taxing agency tax Liens filed against Sellers or the Facilities.

(t) Financial Information. Sellers have furnished to Purchaser certain financial information related to the operation of the Facilities, true and complete copies of which are attached hereto as Schedule 13(t), and interim monthly financial statements for the monthly periods from the Contract Commencement Date until the Closing Date. The financial statements included in Schedule 13(t) hereto and the interim monthly financial statements delivered from the Contract Commencement Date until the Closing Date are referred to herein collectively as the “Financial Statements”. The Financial Statements and the books and records of Sellers which gave rise thereto, as well as all other books and records maintained by Sellers with respect to the ownership, management and/or operation of the Transferred Assets, are, correct and complete in all material respects and not materially misleading.

(u) Cost Reports. Sellers have filed all cost reports required to be filed as of the Closing Date under applicable law. Sellers have furnished Purchaser with copies of all cost reports filed by Sellers with the appropriate State agency, the appropriate Medicare and Medicaid agencies and/or fiscal intermediaries in respect of the operation of the Facilities for the periods ending June 30, 2020 and June 30, 2019 (Medicare) and December 31, 2019 and December 31, 2018 (Medicaid) and to Sellers’ Knowledge, such cost reports did not contain any material disallowable costs or expenses or untrue statements of material fact.

(v) Transferred Contracts. To Sellers’ Knowledge, each of the Transferred Contracts is in full force and effect and is a valid and binding obligation of the parties thereto, in accordance with its terms and conditions. Sellers have made available to Purchaser true and complete copies of each Transferred Contract in Sellers’ possession or control. Except for those defaults that will be cured or waived in accordance with Section 365 of the Bankruptcy Code (or that do not need to be cured under the Bankruptcy Code to permit the assumption and assignment of the Transferred Contracts and that would not be a Liability of Purchaser at or after the Closing), there is, to Sellers’ Knowledge, no material default under any of the Transferred Contracts by Sellers or any other party thereto, and Sellers have not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Sellers under any Transferred Contract which has not otherwise been waived or resolved.

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(w) Brokers. Other than Evans Senior Investments (“ESI”), Sellers have not engaged any agent, broker, investment banker, person or firm who is entitled to a commission or fee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein. To the extent any agent, broker, investment banker, person or firm has acted on behalf of any Sellers or under the authority of Sellers, Sellers shall be responsible for any such broker’s or finder’s fee or any other commission or similar fee payable directly or indirectly to such agent, broker, investment banker, person or firm in connection with any of the transactions contemplated herein, including all fees payable to ESI.

(x) As Is. EXCEPT AS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER IS PURCHASING THE TRANSFERRED ASSETS “AS IS” AND “WHERE IS”, “WITHOUT RECOURSE”, AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND THAT EXCEPT AS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, TRANSFEROR IS MAKING NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO QUALITY, PHYSICAL CONDITION, EXISTENCE, LOCATION, OR VALUE OF THE TRANSFERRED ASSETS OR ANY COMPONENT THEREOF, OR THE INCOME OR EXPENSES FROM OR OF THE BUSINESS OR THE OPERATIONS OR RESULTS OF OPERATIONS OR ECONOMIC FORECASTS OR PROJECTIONS CONCERNING EARNINGS OR PROFIT, THE USE RESTRICTIONS AFFECTING THE TRANSFERRED ASSETS, THE ENFORCEABILITY OF ANY CONTRACT OR OTHER AGREEMENT OR RIGHT ASSIGNED HEREUNDER, OR THE COMPLIANCE OF THE TRANSFERRED ASSETS OR ANY PART THEREOF WITH ANY LAWS, STATUTES, RULES, ORDINANCES, DECREES OR ORDERS APPLICABLE THERETO, OR GOVERNMENTAL REQUIREMENT; OR THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR OTHER MATTER PREVIOUSLY DISCLOSED TO NEW OPERATOR. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT TRANSFEROR HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, HABITABILITY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS SECTION SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT. It is understood that any estimates, budgets, projections or other predictions or similar materials made available by Sellers and/or its representatives, are not and shall not be deemed to be or to include representations or warranties of Sellers, and are not and shall not be deemed to be relied upon by Purchaser or any of their Affiliates in executing, delivering and performing this Agreement and the Transactions contemplated by this agreement. None of the representations and warranties of Sellers shall survive the closing.

(y) No Reliance. Except as expressly provided in this Agreement, Purchaser acknowledges that it is purchasing the Transferred Assets based solely upon Purchaser’s own independent investigations and findings and not in reliance upon any information provided by Sellers or their agents or representatives. Except as expressly provided in this Agreement, Sellers and their bankruptcy estates shall not be liable or bound in any manner by any verbal or written statements, representations or information pertaining to the Transferred Assets, furnished by any agent, employee, or other person representing or purporting to represent Sellers. The provisions of this Section 13(y) shall survive the Closing or earlier termination of this Agreement.

14. Sellers’ Covenants. From the Contract Commencement Date until the earlier termination of this Agreement or the Closing, Sellers shall use commercially reasonable efforts to (except as otherwise consented to or approved by Purchaser in writing, which consent or approval shall not be unreasonably withheld, conditioned or delayed):

(a) operate the Business in the ordinary course consistent with Sellers’ past practices;

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(b) preserve and keep all books and records related to or prepared in connection with the Transferred Assets, subject to Sellers’ normal document retention protocol. Sellers shall permit representatives and agents of Purchaser to duplicate any material contained in such books and records at no cost to Sellers;

(c) obtain, on or prior to the Closing, any consents required to be obtained by Sellers necessary for Sellers to fulfill its obligations to consummate the transactions contemplated hereby;

(d) comply in all material respects with all applicable Law, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(e) file federal, state, and local tax returns, and pay all amounts then due (other than amounts being disputed in good faith and with appropriate proceedings or which cannot be paid absent an Order from the Bankruptcy Court), for all periods through and including the Closing Date;

(f) not sell, lease or otherwise dispose of all or any part of any Facilities or the Transferred Assets other than in the ordinary course of business;

(g) provide Purchaser with all material information regarding census and payroll;

(h) reasonably cooperate with Purchaser with respect to all transitional matters;

(i) not increase in any manner the rate or terms of compensation or benefits of any Facilities Employees, except as may be required under existing employment agreements or benefit plans or in the ordinary course of business consistent with past practices,

(j) not hire new employees other than in the ordinary course of business consistent with past practices;

(k) not terminate any employees other than pursuant to Section 8 or in the ordinary course of business;

(l) after consultation with Purchaser, permit Purchaser and/or its representatives to visit and tour the Facilities, interact with staff, or review Facility records, subject to all applicable Laws, provided that such presence does not interfere with the operations of the Facilities or the staff obligations and duties, as determined by Sellers in their sole discretion.

15. Purchaser’s Representations and Warranties. As a material inducement to Sellers to enter into this Agreement and to sell the Transferred Assets to Purchaser as set forth herein, Purchaser hereby covenants, warrants and represents to Sellers as follows:

(a) Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has the power and authority to purchase and acquire the Transferred Assets and to conduct the business presently being conducted by it.

(b) Authority. Purchaser has the full power and authority to make, execute, deliver and perform this Agreement including the instruments and documents to be executed and delivered by it pursuant hereto (the “Purchaser’s Transaction Documents,” collectively with the Sellers’ Transaction Documents, the “Transaction Documents”). Such execution, delivery, performance and consummation have been duly authorized by all necessary action, corporate or otherwise, on the part of Purchaser, its members and managers.

(c) Binding Effect. Purchaser’s Transaction Documents, when executed by Purchaser constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

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(d) Validity of Contemplated Transactions. The authorization, execution and delivery of this Agreement and the Purchaser’s Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Purchaser do not and will not, with or without the giving of notice or passage of time or both (i) violate, conflict with or result in the breach of any term or provision of or require any notice, filing or consent under (A) the articles of organization or operating agreement of the Purchaser; (B) any statutes, laws, rules, regulations, ordinances, licenses or permits of any governmental body, authority or agency applicable to the Purchaser; or (C) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental body, authority or agency binding upon the Purchaser (except for such notices to, and consents and approvals of, State governmental and regulatory authorities applicable to the change of ownership of Facilities similar to the Facilities and required to be obtained in accordance with Section 18(h)); or (ii) conflict with, result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any loan agreement, mortgage, indenture, financing agreement, lease or any agreement or instrument of any kind to which the Purchaser is a party or by which the Purchaser may be bound.

(e) Brokers. Purchaser has not engaged any agent, broker, investment banker, person or firm who is entitled to a commission or fee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein. To the extent any agent, broker, investment banker, person or firm has acted on behalf of Purchaser or under the authority of Purchaser, then Purchaser shall be responsible for any such broker’s or finder’s fee or any other commission or similar fee payable directly or indirectly to such agent, broker, investment banker, person or firm in connection with any of the transactions contemplated herein, and shall hold Sellers and their bankruptcy estates harmless from any such fee, commission, or other compensation.

(f) Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s or Purchaser’s knowledge, threatened against or by Purchaser, or any Affiliate of either of them that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(g) Adequacy of Purchaser’s Review. Purchaser has (i) had an opportunity to conduct any and all due diligence regarding the Transferred Assets, (ii) has relied solely upon its own independent review, investigation, and/or inspection of any documents and other information in connection with in executing and delivering this Agreement, (iii) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Transferred Assets, and (iv) has not entered into any agreement with any other potential bidder concerning the Auction or the Sale.

(h) Sufficient Funds. Purchase has sufficient funds available to pay the Purchase Price and otherwise perform its obligations hereunder.

16. License Approval. As soon as permitted under this Agreement and applicable law, Purchaser shall file all applications with the appropriate State and federal agency and department in order to obtain the appropriate license and approvals necessary to operate the Facilities as mandated by Law (collectively, the “License Approval”). Purchaser shall use diligence and its best efforts to obtain License Approval in a timely manner, and Sellers shall provide reasonable requested assistance to Purchaser, at Purchaser’s sole expense, in connection with obtaining the License Approval. As soon as practicable after receipt of the License Approval, but in any event prior to the Closing, Sellers shall sign and Purchaser shall file CMS Form 855A with the appropriate third parties within the appropriate notification periods. Sellers shall provide such information and cooperate with Purchaser as necessary in the preparation of the Form 855A and all other applications with respect to the Provider Agreements.

17. Closing. The closing contemplated herein (the “Closing”) shall occur at 10:00 a.m. (Eastern time) no later than two (2) business days after the date upon which the conditions precedent set forth herein have been satisfied or waived (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at or prior to the Closing), or at such other place and time as the Purchaser and the Sellers may mutually agree, remotely via the exchange of documents and signature pages. Notwithstanding the actual time at which the Closing occurs, the time at which the Closing shall be deemed to be effective and the risk of loss shall pass from Sellers to Purchaser upon the Closing (the “Effective Time”).

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18. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to, and shall be conditioned upon, the satisfaction (or the waiver in writing by Purchaser and Purchaser) prior to, or as of, the Closing Date of each of the following conditions:

(a) Compliance by Sellers with Covenants and Representations Correct. All of the covenants and obligations of this Agreement to be complied with and performed by Sellers at or before the Closing Date shall have been complied with and performed in all material respects. The representations and warranties made by Sellers in this Agreement that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing Date (other than those that speak as of a specified time which shall be true and correct in all material respects as of such specified time), and all representations and warranties that are qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects as of the Closing Date (other than those that speak as of a specified time which shall be true and correct in all respects as of such specified time).

(b) Pre-Closing Confirmation. Purchaser shall have obtained documentation or other evidence confirming that the Sale Order shall have been entered on the docket of the Bankruptcy Court and shall have become a Final Order.

(c) Sellers Transaction Documents. Sellers shall have delivered to Purchaser all of the documents, instruments and agreements set forth in Section 20(a) below, provided, however, that the failure or inability to deliver any of the reliance letters referenced in Section 20(a)(vii) shall not be a condition precedent to Purchaser’s obligations under this Agreement.

(d) No Legal Action. No action, suit, investigation, other proceeding or Claim shall have been instituted before any court or before or by any government or governmental agency or instrumentality seeking to impose any restriction, limitations or conditions with respect to the transactions contemplated by this Agreement or which will prevent or enjoin the consummation of the transactions contemplated herein.

(e) Sale Order. The Sale Order, in a form and substance reasonably acceptable to the Purchaser, shall be entered by the Bankruptcy Court. For the avoidance of doubt, the Sale Order shall, among other things, (i) permit the sale of the Transferred Assets to the Purchaser free and clear of any and all Liens, assumption of the Transferred Contracts by the Debtors and the assignment of the Transferred Contracts to the Purchaser pursuant to Sections 363(b) and 365(a) of the Bankruptcy Code, (ii) include a finding of the Purchaser’s good faith and provide for finality under Section 363(m) of the Bankruptcy Code and a waiver of the stays set forth in Bankruptcy Rules 6004(h) and 6006(d), (iii) provide that, except for the Assumed Liabilities, the Purchaser is not assuming and shall not be deemed to have assumed, any other Liability of the Sellers; and (iv) provide for the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement, in the Bankruptcy Case as between Sellers and Purchaser.

(f) Regulatory Approvals. Purchaser shall have received the License Approval or have the ability to use Sellers’ provider numbers on an interim basis pending the License Approval as provided in Section 6 above.

(g) Compliance. The Facilities shall not be Out of Compliance on the Closing Date. All deficiencies and violations of the severity level of “IJ” or worse noted in any pre-Closing Date survey for the Facilities shall have been corrected as of the Closing Date.

(h) Material Adverse Effect. There will have occurred following the date hereof no events which constitute a Material Adverse Effect.

(k) Consents. Sellers shall have obtained any consents required to be obtained by Sellers to fulfill its obligations to consummate the transactions contemplated hereby.

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19. Conditions Precedent to Obligations of Sellers. The obligations of Sellers under this Agreement are subject to, and shall be conditioned upon the satisfaction (or the waiver in writing by Sellers) prior to, or as of, the Closing Date of each of the following conditions:

(a) Compliance by Purchaser with Covenants and Representations Correct. All of the covenants and obligations of this Agreement to be complied with and performed by Purchaser and Purchaser, as applicable, at or before the Closing Date shall have been complied with and performed, and the representations and warranties made by Purchaser in this Agreement, shall be correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such failure to be correct has not had, and would not reasonably be expected to have, a material adverse effect on Purchaser’s ability to pay the Purchase Price and consummate the transactions contemplated hereby.

(b) Pre-Closing Confirmation. Sellers shall have obtained documentation or other evidence confirming that the Sale Order shall have been entered on the docket of the Bankruptcy Court and shall have become a Final Order.

(c) Purchaser Transaction Documents. Purchaser shall have delivered to Sellers all of the documents, instruments and agreements set forth in Section 20(b) below.

(d) No Legal Action. No action, suit, investigation, other proceeding or Claim shall have been threatened or instituted before any court or before or by any government or governmental agency or instrumentality seeking either (i) to impose any restrictions, limitations or conditions with respect to the transaction contemplated by this Agreement or which will prevent or enjoin the consummation of the transactions contemplated by this Agreement, or (ii) to obtain damages or other relief against Sellers in connection with such transactions.

(e) Permits, Consents, etc. Purchaser shall have obtained all consents required to fulfill its obligations to consummate the transactions contemplated under hereby.

20. Deliveries at Closing.

(a) At Closing, Sellers shall deliver to the Purchaser and Purchaser, in consideration of payment of the Purchase Price, an original executed counterpart of the following:

(i) A Bill of Sale, substantially in the form and substance of Exhibit B attached hereto and made a part hereof (the “Bill of Sale”);

(ii) A General Assignment with respect to the Intangible Personal Property, substantially in the form and substance of Exhibit C attached hereto and made a part hereof (the “General Assignment”);

(iii) Assignment and Assumption Agreement;

(iv) Assignment and Assumption Agreement with respect to Resident Trust Funds and Patient Deposits, substantially in the form and substance of Exhibit D attached hereto and made a part hereof (“Assignment and Assumption of Resident Trust Funds”);

(v) A Closing certificate substantially in the form and substance of Exhibit E, attached hereto and made a part hereof;

(vi) A Closing statement setting forth all adjustments to the Purchase Price (the “Closing Statement”);

(vii) Reliance letters in favor of Purchaser’s lenders allowing such lenders to rely on any third party reports prepared for, or in possession of, the Sellers; and

(viii) Such further documents, instruments and agreements as are contemplated herein.

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(b) At Closing, Purchaser shall deliver the Purchase Price to the Sellers in accordance with the provisions set forth herein, and Purchaser shall deliver an original counterpart of the following:

(i) General Assignment;

(ii) Assignment and Assumption Agreement;

(iii) Assignment and Assumption of Resident Trust Funds;

(iv) A Closing certificate substantially in the form and substance of Exhibit F, attached hereto and made a part hereof;

(v) The Closing Statement; and

(vi) Such further documents, instruments and agreements as are contemplated herein.

21. Reserved.

22. Termination. In addition to the express provisions contained herein regarding termination of this Agreement, this Agreement may be terminated at any time prior to the Closing Date by:

(a) Sellers, if the representations and warranties of Purchaser are not true and correct in all as of such date, except to the extent such failure to be true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby; provided, however, if any inaccuracy in a representation or warranty of Purchaser is capable of being cured, then Purchaser shall have fifteen (15) calendar days after either (i) Purchaser provides Sellers with written notice of such inaccuracy, or (ii) Sellers provides Purchaser with written notice specifying, in reasonable detail, the claimed inaccuracy, to cure the inaccuracy so that the representation or warranty is true and correct in all material respects. If Purchaser timely cures the inaccuracy, then Sellers shall not be entitled to terminate this Agreement pursuant to this subsection;

(b) Sellers, if Purchaser fails to perform and comply in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing (provided that the payment of the Purchase Price shall not be subject to qualification by “materiality”); provided, however, if any of such failure by Purchaser is capable of being cured, then Purchaser shall have fifteen (15) calendar days after written notice from Sellers to Purchaser specifying, in reasonable detail, such failure, to cure the breach. If Purchaser cures the breach within such fifteen (15) calendar day period, then Sellers shall not be entitled to terminate this Agreement pursuant to this subsection;

(c) Sellers, if any condition precedent under Section 19 of this Agreement has not been satisfied by the Outside Closing Date and Sellers have not waived the conditions that were not satisfied on or before the Closing Date; provided Sellers have not defaulted under any covenant or obligation of Sellers or breached any representation or warranty of Sellers set forth herein (except for breaches and inaccuracies that have not had, and would not reasonably be expected to have, a Material Adverse Effect);

(d) Purchaser, if the representations and warranties of Sellers are not true and correct in all respects as of such date, except to the extent such failure to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, if any inaccuracy in a representation or warranty of Sellers is capable of being cured, then Sellers shall have fifteen (15) calendar days after either (i) Sellers provide Purchaser with written notice of such inaccuracy, or (ii) Purchaser provides Sellers with written notice specifying, in reasonable detail, the claimed inaccuracy, to cure the inaccuracy so that the representation or warranty is true and correct in all material respects. If Sellers timely cure the inaccuracy, then Purchaser shall not be entitled to terminate this Agreement pursuant to this subsection;

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(e) Purchaser, if Sellers fails to perform and comply in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing; provided, however, if any of such failure by Sellers is capable of being cured, then Sellers shall have fifteen (15) calendar days after written notice from Purchaser to Sellers specifying, in reasonable detail, such failure, to cure the breach. If Sellers cure the breach within such fifteen (15) calendar day period, then Purchaser shall not be entitled to terminate this Agreement pursuant to this subsection;

(f) Purchaser, if any condition precedent to Purchaser’s obligations hereunder have not been satisfied by the Closing Date and Purchaser has not waived the conditions that were satisfied on or before the Closing Date; provided Purchaser has not defaulted under any covenant or obligation of Purchaser or breached any representation or warranty of Purchaser set forth herein;

(g) Purchaser, if at any time after entry of the Sale Order, such order is reversed or vacated;

(h) Purchaser, in the event that (i) the Bankruptcy Court approves, a sale, transfer or other disposition of the Transferred Assets to anyone other than Purchaser (or its designee) in connection with a sale under 363, as part of a plan or by any other means (an “Alternative Transaction”) and such Alternative Transaction has closed; (ii) the Sale Order should be reversed or modified on appeal and not resolved to Purchaser’s reasonable satisfaction by the Outside Closing Date; or (iii) the Bankruptcy Court orders that an amendment be made to this Agreement or to the schedules or exhibits to this Agreement, the Sale Order and such amendment is materially adverse to Purchaser in its good faith determination;

(i) If this Agreement is terminated pursuant to any of Section 22(d), Section 22(e), Section 22(f), Section 22(g), and Section 22(h), Purchaser shall be entitled to the return of the Deposit and all accrued investment income thereon, whereupon this Agreement shall terminate and be of no further force or effect, except as otherwise set forth herein. For the avoidance of doubt, Purchaser’s sole remedy for any breach by Sellers of any provision of this Agreement, if applicable, shall be its rights to termination, if any, and its right, if applicable, to the return of the Deposit and reimbursement of Purchaser’s out of pocket expenses including reasonable attorneys’ fees. If this Agreement is terminated pursuant to any other subsection of this Section 22, Sellers, as their sole and exclusive remedy, shall be entitled to retain the Deposit. Notwithstanding anything contained herein to the contrary, under no circumstances shall either Party have the ability to exercise or enforce any remedy or terminate this Agreement as a result of a default by the other Party if such default was caused in whole or in part by any default, action or omission by the first Party or its Affiliates; or

(p) This Section 22 shall survive the Closing or the earlier termination of this Agreement.

23. Bankruptcy Court Approvals.

(a) Bankruptcy Court Approvals. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better bids at the Auction (“Competing Bids”).

(b) Sale Order. The Sale Order shall be in the form attached hereto as Exhibit G and shall have been entered by the Bankruptcy Court and such orders shall not have been stayed, modified, reversed or amended in any manner adverse to the Sellers or Purchaser; and the Sellers shall have received from the Bankruptcy Court all other orders, approvals and consents required to transfer the Assets free and clear of all Liens (other than the Permitted Liens) and Liabilities assign the Transferred Contracts for assumption by the Purchaser, and to consummate the transactions contemplated by this Agreement, and the Sellers shall have received evidence thereof satisfactory to the Sellers and its counsel.

(c) Assumption, Assignment and Payment of Cure Costs. The Sellers shall assume and assign the Transferred Contracts to Purchaser in accordance with Sections 363 and 365 of the Bankruptcy Code and the Sale Order effective as of the Closing Date and Purchaser shall be solely responsible to pay all Cure Costs associated with any Transferred Contract.

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24. Back-Up Bid. In accordance with the Bidding Procedures, this Agreement shall remain binding in accordance with the terms hereof until the Back-Up Bid Termination Date. If this Agreement has not been selected by Sellers as the Successful Bid prior to the Back-Up Bid Termination Date, then this Agreement shall terminate on the Back-Up Bid Termination Date or such other date as mutually agreed upon by the Parties, and the Deposit shall be returned to Purchaser in accordance with Section 3. If this Agreement is selected by Sellers as the Successful Bid prior to the Back-Up Bid Termination Date, then this Agreement shall remain in full force and effect until the Closing or the earlier termination in accordance with Section 22.

25. Drafting. The Parties hereto have carefully reviewed and negotiated the terms of this Agreement and the Transaction Documents, and acknowledge and agree that they each have had a full and fair opportunity to review and negotiate the Agreement and the Transaction Documents with the advice of counsel. Therefore, there shall be no presumption in favor of the non-drafting party.

26. Costs and Expenses. Except as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. The substantially prevailing party in any suit brought to enforce any of the terms or provisions of this Agreement shall be entitled to recover reasonable attorneys’ fees and expenses in any such action or proceeding.

27. Performance. In the event of a breach by either Party of its obligations hereunder, the other Party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and the breaching Party hereby waives the defense that there may be an adequate remedy at law.

28. Benefit and Assignment. This Agreement binds and inures to the benefit of each Party and its successors and proper assigns, including Sellers’ bankruptcy estates and any trustee appointed in the Bankruptcy Case or any estate representative. Neither Party shall be permitted to assign its rights or obligations under this Agreement without the prior consent of the other Party; provided, however, that prior to and effective as of Closing, but not as a condition to Closing, Purchaser may, without the prior written consent of Sellers, assign all of their rights and interests hereunder to one or more of its direct or indirect wholly-owned subsidiaries, but such assignment shall not relieve Purchaser of any Liability hereunder.

29. Effect and Construction of this Agreement. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument. Copies of original signatures sent by facsimile transmission shall be deemed to be originals for all purposes of this Agreement. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate. When used in this Agreement, the term “including” shall mean “including but not limited to”, except when preceded by a negative predicate.

30. Waiver, Discharge, etc. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the Parties hereto by their duly authorized officer or representative. The delay or failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of nor impair any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

31. Rights of Persons Not Parties. Nothing contained in this Agreement shall be deemed to create rights in persons not Parties hereto, other than the successors and proper assigns of the Parties hereto.

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32. Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard any contrary rules relating to the choice or conflict of laws. The parties acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties hereto or any of Sellers’ creditors or other parties in interest in the Bankruptcy Case affected hereby pertaining directly or indirectly to this Agreement, the Transaction Documents, or to any matter arising herefrom or related hereto.

33. Schedules. Any disclosure made in any Schedule with respect to any representation or warranty contained in Section 15 hereof shall be deemed to have been made to each other representation and warranty in Section 15 to which the applicability of such disclosure is reasonably apparent.

34. Waiver of Jury Trial EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY

35. Severability. Any provision, or distinguishable portion of any provision, of the Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.

36. Entire Agreement. This Agreement including the schedules, exhibits and the other Transaction Documents, together with the agreements and instruments referenced herein and therein, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof, and there are no agreements, understandings, restrictions, warranties, or representations between the Parties with respect to the subject matter hereof other than as set forth herein or therein.

37. Post-Closing Assistance. After the Closing, each Party (a “Requesting Party”) shall, from time to time, upon written request therefor, execute and deliver to any other Party, any confirmatory instruments which such Requesting Party may reasonably request in order to consummate the transactions contemplated under this Agreement and/or under the Transaction Documents.

38. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement (including any digital or electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) delivered by electronic mail or other means of electronic transmission of a .pdf or similar file shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

39. Notices. All notices provided for herein shall be made in writing (a)(i) by hand delivery or (ii) by reputable overnight delivery service making delivery against a signed receipt; or (b) by email (with confirmation of transmission) to the following addresses:

To Sellers:	Paul Rundell, Chief Restructuring Officer Alvarez & Marsal 540 West Madison Street, Suite 1800 Chicago, IL 60661 Email: prundell@alvarezandmarsal.com

Chipman Brown Cicero & Cole, LLP 1313 North Market Street Suite 5400 Attn: Robert A. Weber, Esq. Email: weber@chipmanbrown.com

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To Purchaser:	Assisted 4 Living, Inc. 6801 Energy Court, Suite 201 Sarasota, Florida 34240 Attn: Louis Collier Email: Loucoljr@outlook.com with a copy to:

Bahnsen Legal Group, PLLC 131 NE 1st Avenue, Suite 100 Boca Raton, Florida 33432 Attn: Jeffery Bahnsen, Esq. Email: jeff@bahnsenlaw.com

Either Party may upon notice to the other change its address for the receipt of notices. Any notices sent as provided herein shall be deemed delivered when actually received, when delivery is refused by the intended recipient, or when delivery is first attempted but cannot be completed due to the intended recipient’s failure to provide notice of a change in address.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth.

PURCHASER:

ASSISTED 4 LIVING, INC.

By:	/s/ Louis Collier, Jr.
Name:	Louis Collier, Jr.
Title:	CEO

SELLERS:

207 MARSHALL DRIVE OPERATIONS LLC and 803 OAK STREET OPERATIONS LLC

By:	/s/ Paul Rundell
Name:	Paul Rundell
Title:	Chief Restructuring Officer

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EXHIBITS AND SCHEDULES

Exhibit A	-	Definitions
Exhibit B	-	Form of Bill of Sale
Exhibit C	-	Form of General Assignment
Exhibit D	-	Form of Assignment and Assumption of Resident Trust Funds and Deposits
Exhibit E	-	Form of Sellers Closing Certificate
Exhibit F	-	Form of Purchaser Closing Certificate
Exhibit G	-	Form of Sale Order

Schedule 1(a)(ii)		Transferred Contracts
Schedule 1(a)(iii)		Assumed Leases
Schedule 6(b)		Third-party Payors
Schedule 6(d)		Facilities' Third-party Payor Contracts
Schedule 8(a)		Facilities' Employees
Schedule 13(i)		Permits
Schedule 13(n)		Licensed Beds and Current Rate Schedule
Schedule 13(q)		Resident Roll
Schedule 13(t)		Financial Statements

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EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the section hereof following such term:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all Exhibits and Schedules attached hereto, as modified, amended, supplemented and in effect from time to time.

“Alternative Transaction” shall have the meaning set forth in Section 22(l).

“Alternative Transaction Closing Date” means the date on which an Alternative Transaction closes.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 4(a).

“Assignment and Assumption of Resident Trust Funds” shall have the meaning set forth in Section 20(a)(iv).

“Assumption and Assignment Procedures” shall have the meaning set forth in the Bidding Procedures Order.

“Assumed Lease” shall have the meaning set forth in Section 1(a)(iii).

“Assumed Liabilities” shall have the meaning set forth in Section 4.

“Auction” shall have the meaning set forth in the Bidding Procedures Order.

“Avoidance Actions” shall have the meaning set forth in Section 1(a)(xii).

“Authorized Representatives” shall mean as to each Seller, Alan Carr, the Sellers’ independent manager, and Paul Rundell, the Sellers’ chief restructuring officer.

“Back-Up Bid Termination Date” means two business days after the Alternative Transaction Closing Date.

“Bankruptcy Cases” means In re CMC II, et al., Case No. 21- 10461 (JTD) (CSS) pending in the Bankruptcy Court.

“Bankruptcy Code” means chapter 11 of title 11 of the United Sates Code, 11 U.S.C. §§ 101–1532, et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bidding Procedures” means the bidding procedures approved pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order (I) Scheduling a Hearing to Consider Approval of the Sale of Substantially All of the Debtors’ Assets, and the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, (II) Approving Certain Bidding Procedures, Assumption and Assignment Procedures, and the Form and Manner of Notice Thereof, and (III) Granting Related Relief [Docket No. ___] entered by the Bankruptcy Court in the Bankruptcy Case.

“Bill of Sale” shall have the meaning set forth in Section 20(a)(i).

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“Business” means the operation of the skilled nursing business and services by Sellers at the Facilities and all ancillary business and services conducted by Sellers at the Facilities.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State are authorized or required by law to be closed for business.

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Closing” shall have the meaning set forth in Section 17.

“Closing Date” shall have the meaning set forth in Section 17.

“Closing Statement” shall have the meaning set forth in Section 20(a)(vi).

“CMS” means Centers for Medicare and Medicaid Services.

“Competing Bids” shall have the meaning set forth in Section 23(a).

“Contract Commencement Date” means the date on which this Agreement is selected by the Sellers as the Successful Bid.

“Cure Costs” means any and all amounts, costs or expenses that must be paid or actions or obligations that must be performed or satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, as determined by the Bankruptcy Court, to effectuate the assumption by the applicable Sellers and assignment of the Transferred Contracts hereunder.

“Effective Time” shall have the meaning set forth in Section 17.

“Employee Schedule” shall have the meaning set forth in Section 8(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section 1(b).

“Excluded Contracts” mean any contract of the Sellers that is not a Transferred Contract or an Assumed Lease.

“Excluded Liabilities” shall have the meaning set forth in Section 5.

“Facilities” shall have the meaning set forth in the Recitals.

“Facilities Employees” shall have the meaning set forth in Section 8(a).

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or has otherwise been dismissed with prejudice; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“General Assignment” shall have the meaning set forth in Section 20(a)(ii).

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“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, or any instrumentality, court, legislative body, commission, tribunal or organization of any such governmental authority, or any regulatory, administrative or other agency of any such governmental authority, or any political or other subdivision, department or branch of any of the foregoing.

“Health Care Law” means any one or more applicable laws pertaining to or concerned with the establishment, construction, ownership, operation, maintenance, management, use, regulation, development, expansion, construction, and operation of the Facilities or any part thereof as it relates to the provision of health care services thereon, and/or the reimbursement of healthcare costs relating thereto, in each case as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time, including, without limitation, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute and equivalent state statutes or any rule or regulation promulgated by a Governmental Authority with respect to any of the foregoing healthcare fraud laws affecting Sellers with respect to the Facilities.

“Hired Employees” shall have the meaning set forth in Section 8(d).

“Hired Employees PTO Benefits” shall have the meaning set forth in Section 8(e).

“Intangible Personal Property” shall have the meaning set forth in Section 1(a)(xi).

“Law” means any law, rule, regulation, statute, code, ordinance, accreditation standard, resolution, Order, ruling, or promulgation, enforceable guideline or policy imposed, adopted or issued by any Governmental Authority.

“Liabilities” means any indebtedness, Claims, damages, lawsuits, liabilities, obligations, losses, fines or other penalties, royalties, proceedings, deficiencies, duties, obligations, contracts, agreements, debts, obligations, interests or other liabilities, whether statutory, regulatory or judicially created, including, without limitation, liabilities under the Provider Agreements and liabilities as a result of violations of Healthcare Laws (whether absolute, accrued, contingent, fixed, liquidated or unliquidated, or otherwise, or whether known or unknown, or whether due or to become due, and whether in Contract, tort, strict liability or otherwise, and whether or not resulting from third-party claims).

“License Approval” shall have the meaning set forth in Section 16.

“Lien” means any security interest, liens, restrictions and encumbrances of every kind, nature and description.

“Losses” means any and all damages, losses, Liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and expenses).

“Material Adverse Effect” means any circumstance, event, effect or change that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (1) the Business, or the results of operations, or condition (financial or otherwise) of the Facilities, taken as a whole, (2) the Transferred Assets; or (3) the ability of Sellers to perform its obligations under this Agreement or to consummate the transactions contemplated under this Agreement; provided, that no circumstance, event, effect or change arising out of any of the following shall be deemed to constitute a Material Adverse Effect: (i) any condition, change, effect, or circumstance generally affecting any of the industries or markets in which the Sellers operate; (ii) any change in any law or generally accepted accounting principles (or changes in interpretations of any law or generally accepted accounting principles); (iii) general economic, regulatory, or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, or securities markets; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war, or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation, or existence of this Agreement or the transactions contemplated hereby (including the threatened or actual impact on relationships of Sellers with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)); (vi) any action required or permitted to be taken pursuant to the terms of this Agreement or upon the mutual written consent of the Parties; (vii) the failure, in and of itself, of the Sellers to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; (viii) any litigation or claim threatened or initiated by creditors of Sellers against Sellers or any of its officers or directors, in each case, arising out of the execution of this Agreement or the transactions contemplated hereby, except in the circumstances contemplated by clauses (i), (ii), and (iii) above, other than to the extent any such condition, change, effect, or circumstance has a material and disproportionate adverse effect on Sellers relative to other similarly situated participants in the industries and markets in which Sellers operates; and (ix) any epidemic, pandemic or disease outbreak (including the Covid-19 virus).

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“Purchaser” shall have the meaning set forth in the Recitals.

“Operations Records” shall have the meaning set forth in Section 11(a).

“Order” means any judgment, order, writ, injunction, decree, determination, or award of any Governmental Authority.

“Out of Compliance” means any of the following (A) a finding by a Governmental Authority of one or more deficiencies at the Facilities at a “level IJ” or above in either (x) the most recent standard or complaint survey that has not found to have been corrected such that the Facilities are found to be in substantial compliance with applicable Health Care Laws by the applicable Governmental Authority or (y) any prior survey that includes a finding which requires a resurvey which resurvey has not taken place with a finding that the Facilities were in substantial compliance; (B) a finding by a Governmental Authority that the Facilities have deficiencies that have caused or are likely to cause serious harm, injury, impairment or death if not immediately rectified to resident health and safety, that has not been corrected in a manner acceptable to the applicable Governmental Authority; (C) a recommendation by a Governmental Authority to the CMS or other Governmental Authority for the imposition against the Facilities of civil monetary penalties, or the imposition of same by CMS which cannot be satisfied by the Closing or the imposition of a Corporate Integrity Agreement; (D) a denial of the Facilities’ right to admit patients or to receive Medicare or Medicaid payments or reimbursements for existing patients or for new admissions at the Facilities; (E) any Facilities have been identified by CMS as “Special Focus Facilities” under its Special Focus Facilities Program pursuant to 42 U.S. Code §1395i-3(f)(8); (F) the Facilities lose their operating licenses or any material Permit, (G) the Facilities have any Provider Agreement revoked or terminated, and (H) the Facilities have their number of beds reduced.

“Outside Closing Date” shall have the meaning set forth in Section 17.

“Party” or “Parties” shall have the meaning set forth in the Recitals

“Patient Agreements” shall have the meaning set forth in Section 12(a).

“Patient Care Records” shall have the meaning set forth in Section 11(a).

“Payment Programs” shall have the meaning set forth in Section 13(o).

“Permitted Liens” shall have the meaning set forth in Section 1(a).

“Permits” shall have the meaning set forth in Section 13(i).

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, Governmental Authority, estate, trust or other entity or organization,

“Petition Date” shall have the meaning set forth in the Recitals.

“Plan” or “Plans” shall have the meaning set forth in Section 13(j).

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“Property” shall have the meaning set forth in Section 1(a)(xi).

“Prorated Items” shall have the meaning set forth in Section 10(a).

“Provider Agreements” shall have the meaning set forth in Section 6(a).

“Purchase Price” means Section 2(a).

“Purchaser” shall have the meaning set forth in the Recitals.

“Purchaser’s Transaction Documents” shall have the meaning set forth in Section 15(b).

“Receipts Report” shall have the meaning set forth in Section 9(c).

“Recoupment Claims” shall mean any recoupments, recapture, overpayments, fines, set offs, audit Liabilities, penalties or assessments sought or claimed by any Third-party Payor or Governmental Authority for amounts arising from or related to payments to the Facilities for services rendered at the Facilities prior to the Effective Time, whether arising as a result of cost report or rate audits, utilization reviews, program integrity activities or otherwise.

“Requesting Party” shall have the meaning set forth in Section 37.

“Resident Trust Funds” shall have the meaning set forth in Section 7(a).

“Resident Deposits” shall have the meaning set forth in Section 7(a).

“Sale” shall have the meaning set forth in the Bidding Procedures.

“Sale Order” means a Final Order entered by the Bankruptcy Court in form and substance satisfactory to Purchaser, substantially in the form attached hereto as Exhibit G. The Sale Order shall, among other things, (i) permit the sale of the Transferred Assets to the Purchaser free and clear of any and all Liens, assumption of the Transferred Contract by the Debtor, and assignment of the Transferred Contracts to the Purchaser pursuant to Section 363(b) of the Bankruptcy Code, (ii) include a finding of the Purchaser’s good faith and provide for finality under Section 363(m) of the Bankruptcy Code and a waiver of the stays set forth in Bankruptcy Rules 6004(h) and 6006(d), (iii) provide that, except for the Assumed Liabilities, the Purchaser is not assuming and shall not be deemed to have assumed, any other Liability of the Sellers or any Affiliates, fixed or contingent, disclosed or undisclosed, recorded or unrecorded, currently existing or hereafter arising, or otherwise (including any “successor liability” or any Liability under any Health Care Laws); and (iv) provide for the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement, in the Bankruptcy Case as between Sellers and Purchaser.

“Sellers” shall have the meaning set forth in the Recitals.

“Sellers’ Knowledge” means and refer to the current actual knowledge (as opposed to constructive or imputed) of __ Paula S. Twitty and Monica Sullivan (Marshall’s Facility administrator and director of nursing) and Gregory M. Forbes and _ Audra Benson (Governor’s Creek’s Facility administrator and director of nursing), without independent investigation or inquiry and without any duty to conduct any investigation or inquiry.

“Sellers’ Transaction Documents” shall have the meaning set forth in Section 13(b).

“State” shall have the meaning set forth in the Recitals.

“Successful Bid” shall have the meaning set forth in the Bidding Procedures.

“Tangible Personal Property” shall have the meaning set forth in Section 1(a)(i).

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“Taxes” means all federal, state, local and foreign taxes, assessments or governmental charges (including net income, gross income, payroll, ad valorem, excise, franchise, occupancy, real property, personal property, sales, use and value-added taxes, taxes withheld from employees’ salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto.

“Third-party Payor” means Medicare, Medicaid, Tricare, Veteran’s Administration, commercial and private insurers, managed care company, employee assistance programs, HMOs, preferred provider organizations and any other governmental, commercial, or other organization which maintains a healthcare reimbursement program or policy.

“Transaction Documents” shall have the meaning set forth in Section 15(b).

“Transferred Assets” shall have the meaning set forth in Section 1(a).

“Transferred Contracts” shall have the meaning set forth in Section 1(a)(ii).

“WARN Laws” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 21.01 et seq. and any other similar provision of any State or federal law governing plant closings and mass layoffs.

“Warranties” shall have the meaning set forth in Section 1(a)(vi).

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EXHIBIT B

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS THAT, 207 Marshall Drive Operations LLC and 803 Oak Street Operations LLC (the “Sellers”), for the sum of $10.00 and other good and valuable consideration to it in hand paid by Assisted 4 Living, Inc. (the “Purchaser”), does by these presents, sell, assign, transfer and convey unto the Purchaser, all of Sellers’ right, title, and interest, if any, in and to the Personal Property (as such term is defined in that certain Asset Purchase Agreement dated as of March __, 2021 by and between Purchaser and Sellers) AS IS WHERE IS. Sellers hereby covenant that each will, at any time and from time to time upon written request therefor, execute and deliver to Purchaser, its nominees, successors and/or assigns, any new or confirmatory instruments which Purchaser, its nominees, successors and/or assigns, may reasonably request in order to assign and transfer to Purchaser its rights, title and interest in, the Personal Property.

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed and delivered this instrument effective as of _____________, 20___.

207 MARSHALL DRIVE OPERATIONS LLC AND 803 OAK STREET OPERATIONS LLC

By:
Name:
Title:

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EXHIBIT C

GENERAL ASSIGNMENT

THIS ASSIGNMENT, is made effective as of ____________, 2021, by 207 Marshall Drive Operations LLC and 803 Oak Street Operations LLC, each a Florida limited liability company (together “Assignors”) to Assistant 4 Living, Inc., a Florida corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, by that certain Asset Purchase Agreement (the “APA”) by and among Assignors and Assignee, Assignors agreed to transfer to Assignee certain personal property and such other assets, as more fully described in the APA (the “Transferred Assets”) (capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the APA); and

WHEREAS, the APA provides, inter alia, that Assignors shall assign to Assignee, certain intangible personal property, including, without limitation, all of the goodwill symbolized and associated with the Facilities (collectively, the “Intangible Personal Property”), and any bed rights and other assets located at or used in connection with the Facilities, and such other items applicable to the Transferred Assets, as more fully provided in the APA;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby agree as follows:

1. Transfer of Intangible Property. To the extent permitted by law, Assignors hereby assign, set over and transfer to Assignee all right, title and interest in, to and under all of Intangible Personal Property including all goodwill symbolized and associated with the Facilities, and any bed rights and other assets located at or used in connection with the Facilities.

2. Transfer of Permits. To the extent permitted by law, Assignors hereby assign, set over and transfer to Assignee all right, title and interest in, to and under Permits as set forth in the APA.

3. Transfer of Warranties. To the extent permitted by law, Assignors hereby assign, set over and transfer to Assignee all right, title and interest in, to and under all Warranties as set forth in the APA.

4. Assumption. Assignee hereby accepts the foregoing assignment set forth in Sections 1, 2 and 3 hereof, and assumes all of the obligations attendant to such asset being assigned, and all Assumed Liabilities in connection therewith; provided, that said assignment and assumption shall in all respects be subject to the terms of the APA with regard to the rights and obligations of each of the parties hereto with respect to the items assigned hereunder, and in the event that any term of this Assignment shall contradict the APA, the APA shall control.

5. Miscellaneous. This Assignment and the obligations of Assignor and Assignee hereunder shall survive the closing of the transactions referred to in the APA shall be binding upon and inure to the benefit of Assignors and Assignee, and their respective successors and assigns, shall be governed by and construed in accordance with the laws of the State of Delaware and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith. This Assignment may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day and year first above written.

ASSIGNORS

207 MARSHALL DRIVE OPERATIONS LLC AND 803 OAK STREET OPERATIONS LLC

By:
Name:
Title:

ASSIGNEE

ASSISTED 4 LIVING, INC.

By:
Name:
Title:

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EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF RESIDENT TRUST FUNDS AND DEPOSITS

This Assignment and Assumption Agreement (the “Assignment”) is effective as of _____________, 2021 and is between 207 Marshall Drive Operations LLC and 803 Oak Street Operations LLC (“Sellers”), and ASSISTED 4 LIVING, INC. (“Purchaser”).

Background

A. Sellers and Purchaser are parties to an Asset Purchase Agreement (the “Agreement”) dated as of _________, 2021, which is incorporated into this Assignment as if fully rewritten in this Assignment (terms defined therein having the same meaning when used herein).

B. It is a condition to the Closing under the Agreement that Sellers assign all of their right, title and interest in, to, and under the Resident Trust Funds and Resident Deposits (as such terms are defined in the Agreement) to Purchaser, and that Purchaser assume Sellers’ obligations with respect to such Resident Trust Funds and Resident Deposits arising after the Effective Time.

Now, therefore, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties, intending to be bound, hereby agree to incorporate the foregoing recitals into this Assignment and further agree as follows:

1. Sellers hereby assigns, transfers and conveys all of its right, title and interest in, to, and under the Resident Trust Funds and Resident Deposits to Purchaser.

2. Purchaser hereby accepts and assumes all liabilities arising after the Effective Time with respect to the Resident Trust Funds and Resident Deposits.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed and delivered this Assignment as of the date set forth above.

207 MARSHALL DRIVE OPERATIONS LLC AND 803 OAK STREET OPERATIONS LLC

By:
Name:
Title:

ASSISTED 4 LIVING, INC.

By:
Name:
Title:

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EXHIBIT E

SELLERS’ OFFICER’S CERTIFICATE

Pursuant to Section 20(a)(v) of the Asset Purchase Agreement (the “Agreement”), dated as of ____________, 2021 between 207 Marshall Drive Operations LLC and 803 Oak Street Operations LLC (the “Sellers”) and ASSISTED 4 LIVING, INC. (the “Purchaser”), the undersigned, being a duly authorized executive officer of the Sellers, does hereby certify that the representations and warranties made by the Sellers in the Agreement are true and correct in all material respects as of the Closing Date (as defined in the Agreement) and the covenants to be performed by the Sellers pursuant to the Agreement have been performed in all material respects as of the Closing Date (as defined in the Agreement).

By:
Name:
Title:

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EXHIBIT F

PURCHASER CLOSING CERTIFICATE

Pursuant to Section 20(b)(iv) of the Asset Purchase Agreement (the “Agreement”), dated as of _____________, 2021 between 207 Marshall Drive Operations LLC and 803 Oak Street Operations LLC (the “Sellers”) and ASSISTED 4 LIVING, INC. (the “Purchaser”), the undersigned, being a duly authorized executive officer of the Purchaser, does hereby certify that the representations and warranties made by the Purchaser in the Agreement are true and correct in all material respects as of the Closing Date (as defined in the Agreement) and the covenants to be performed by the Purchaser pursuant to the Agreement have been performed in all material respects as of the Closing Date (as defined in the Agreement).

ASSISTED 4 LIVING, INC.

By:
Name:
Title:

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EXHIBIT G

FORM OF SALE ORDER

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: CMC II, LLC,[1] Debtors.	Chapter 11 Case No. 21-10461 (JTD) (Jointly Administered) Related Docket No.:

ORDER (A) APPROVING THE PURCHASE AGREEMENT, (B) AUTHORIZING SALE OF DEBTORS’ SKILLED NURSING FACILITY ASSETS FREE ANd CLEAR OF LIENS, CLAIMS, ENCUMBRANCES, AND INTERESTS, (C) AUTHORIZING THE ASSUMPTION and assignment OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES, AND (D) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 [Docket No. •] filed by CMC II, LLC (“CMC II”) and the other Debtors (the “Debtors” or the “Sellers”) in the above-captioned cases (the “Chapter 11 Cases”), requesting entry of an order (this “Sale Order”): (a) approving the sale of the SNF Assets described in the Motion (the “Assets”) owned by Sellers (the “Sale”) pursuant to that certain Asset Purchase Agreement by and among the Debtors and Assisted 4 Living, Inc. (the “Purchaser”), dated March 10, 2021 (together with all ancillary documents, in each case as has been or may be amended, restated, amended and restated, modified or supplemented in accordance with the terms thereof, the “Purchase Agreement”),3 free and clear of all liens, claims, encumbrances and interests of any kind, (b) authorizing the assumption and assignment of executory contracts or unexpired leases to be assumed and assigned, and (c) granting related relief; and the Court having entered an order on [•], 2021 [Docket No. •] (the “Bidding Procedures Order”), approving the bidding procedures in connection with the Sale as attached as Exhibit 1 to the Bidding Procedures Order (the “Bidding Procedures”), including, among other things, the proposed form of notice of the Sale Hearing; and upon the Purchaser and the Sellers having entered into the Purchase Agreement; [and the Debtors having conducted the Auction in accordance with the Bidding Procedures / and no Auction being necessary because no other Qualified Bids other than the Stalking Horse Bid by the Purchaser having been received]; and the Debtors having determined, after an extensive marketing and sale process, that the Purchaser has submitted the highest and best bid for the Assets and having selected the Purchaser as the Successful Bidder in accordance with the Bidding Procedures; and all parties in interest having been heard or having had the opportunity to be heard regarding the Purchase Agreement and all relief related thereto; and the Court having conducted the sale hearing to consider entry of the Sale Order on [•], 2021 (the “Sale Hearing”); and upon the full record of these Chapter 11 Cases, the Sale Hearing and all of the proceedings had before the Court; and the Court having found and determined that the relief granted hereby is in the best interests of the Debtors, their estates, their creditors, and all other parties in interest, and that the legal and factual bases set forth in the Motion, the Declaration of Paul Rundell in Support of Chapter 11 Petitions and First Day Papers [Docket No. 2], and the arguments of counsel made and the evidence proffered or adduced at the Sale Hearing establish just cause for the relief granted herein; and after due deliberation and good cause appearing therefor:

_________________

1 The Debtors in these chapter 11 cases, along with the last four digits of their respective tax identification numbers, are as follows: CMC II, LLC (6973), Salus Rehabilitation, LLC (4037), 207 Marshall Drive Operations LLC (8470), 803 Oak Street Operations LLC (3900), Sea Crest Health Care Management, LLC (2940), and Consulate Management Company, LLC (5824). The address of the Debtors’ corporate headquarters is 800 Concourse Parkway South, Maitland, Florida 32751.

2 Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion or the Purchase Agreement, as applicable; to the extent there is a conflict between a capitalized term in the Motion and a capitalized term in the Purchase Agreement, the meaning ascribed to such term in the Purchase Agreement shall control and govern.

3 A copy of the Purchase Agreement is attached hereto as Exhibit A.

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IT IS HEREBY FOUND AND DETERMINED THAT:4

A. Jurisdiction. The Court has jurisdiction to hear and determine the Motion and to grant the relief requested in the Motion pursuant to 28 U.S.C. §§ 157(a)-(b) and 1334(b), and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012.

B. Venue. Venue of these Chapter 11 Cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409. The Motion is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2). The Court may enter a final order with respect to the Motion, the Sale, and all related relief, in each case, consistent with Article III of the United States Constitution.

C. Statutory and Legal Predicates. The statutory and legal predicates for the relief requested in the Motion are sections 105, 363 and 365 of title 11 of the United States Code, 11 U.S.C. §§101, et seq. (the “Bankruptcy Code”), Rules 2002, 6004, 6006, 9007, 9008 , and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).

D. Notice. In accordance with the Bidding Procedures Order, and as evidenced by the Affidavit of Service of [•] filed with this Court [Docket Nos. [•]] (the “[•] Affidavits”), the Debtors served the Notice of Auction and Sale of Assets, together with a copy of the Bidding Procedures Order and the Bidding Procedures on: (i) the Office of the United States Trustee for the District of Delaware; (ii) the United States Attorney for the District of Delaware; (iii) all taxing authorities in the states where the Debtors are located, including the Internal Revenue Service, and all other federal, state and local taxing and regulatory authorities known to the Debtors to assert jurisdiction over the Debtors or which are reasonably expected by the Debtors to have Claims, contingent or otherwise, in connection with the ownership of the Assets, or to have any known interest in the relief requested by the Motion; (iv) all parties that have requested or that are required to receive special notice pursuant to Bankruptcy Rule 2002; (v) all Persons known or reasonably believed by the Debtors to have asserted any lien, claim, encumbrance, right of first refusal, or other interest in or upon any of the Assets; (vi) the non-Debtor parties to the Debtors’ executory contracts and unexpired leases; (vii) all Persons known or reasonably believed to have expressed an interest in acquiring the Assets within six months prior to the Petition Date; (viii) the United States Attorney’s office; (ix) the Purchaser; (x) any applicable federal, state and local environmental or other regulatory agencies; (xi) the parties included on the Debtors’ consolidated list of thirty (30) largest unsecured creditors; and (xii) all parties to any litigation involving the Debtors (including counsel to the plaintiffs in the case captioned U.S.A. ex rel. Angela Ruckh v. CMC II, LLC et al).

E. Notice Sufficient. Based upon the [•] Affidavits and the evidence presented at the Sale Hearing, actual written notice of the Motion, the Bidding Procedures Order, the Bidding Procedures, the Sale Hearing, the Sale, the assumption and assignment of the Assigned Contracts, and the transactions contemplated thereby, has been provided in accordance with the Bidding Procedures Order, sections 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 9006. A reasonable opportunity to object to or be heard regarding the Motion and the relief requested therein and to the entry of this Sale Order has been afforded to those parties entitled to notice pursuant to Bankruptcy Rule 6004(a). With respect to entities whose identities are not readily ascertainable by the Debtors, publication of the [Insert Name of Notice] (as defined in the Bidding Procedures Order) in [Insert Name of Publication] on [•], 2021 and [Insert Name of Publication] on [•], 2021 was sufficient and reasonably calculated under the circumstances to reach all such entities. As evidenced by the affidavits of service and publication previously filed with the Court [Docket Nos. [•]] and based on the representations of counsel at the Sale Hearing, due, proper, timely, adequate, and sufficient notice of the Motion, the Sale Hearing, the Auction, the Sale, and the assumption and assignment of the Assigned Contracts to be assumed at Closing pursuant to this Sale Order has been provided in accordance with sections 102(1), 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9007, and 9014 and the Local Bankruptcy Rules and in compliance with the Bidding Procedures Order. Notice of the Sale Motion, the Sale Hearing, the Auction, the Sale, and the assumption and assignment of the Assigned Contracts to be assumed and assigned at Closing pursuant to this Sale Order was and is timely, proper, sufficient, appropriate under the particular circumstances, and reasonably calculated to provide the Notice Parties and all other interested parties with timely and proper notice under the circumstances of these Chapter 11 Cases, and no other or further notice with respect to such matters is, or shall be, required.

________

4 The findings and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such. The Court’s findings shall also include any oral findings of fact and conclusions of law made by the Court during or at the conclusion of the Sale Hearing. This Sale Order shall constitute the findings of fact and conclusions of law and shall take immediate effect upon execution hereof.

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F. Assets Property of the Estate. The Assets sought to be transferred by Sellers to the Purchaser pursuant to the Purchase Agreement are property of Sellers’ estate and title thereto is vested in Sellers’ estates. The Sellers are the sole and rightful owner of such Assets with all right, title and interest to transfer and convey the Assets to the Purchaser, and no other Person has any ownership right, title, or interests therein. The Sellers are the sole and rightful owner of their Assets.

G. Sufficiency of Marketing. (i) The Debtors and their advisors engaged in a robust and extensive marketing and sale process for the Assets through their prepetition marketing efforts and the postpetition sale process pursuant to the Bidding Procedures Order and the Bidding Procedures; (ii) the Debtors and their advisors conducted a fair and open sale process; (iii) the sale process, the Bidding Procedures and the actions of the Debtors and the Purchaser in connection therewith were non-collusive, duly noticed and provided a full, fair and reasonable opportunity for any entity to make an offer to purchase the Assets; and (iv) the process conducted by the Debtors pursuant to the Bidding Procedures obtained the highest and best value for the Assets for the Debtors and their estates, and any other transaction would not have yielded as favorable an economic result.

H. Purchase Agreement. On March 10, 2021, the Debtors entered into the Purchase Agreement, which provided the Sellers the ability to accept higher and better offers. In accordance with the Bidding Procedures Order and the Bidding Procedures, the transactions contemplated by the Purchase Agreement were deemed a Qualified Bid and the Purchaser was eligible to participate in the Auction.

I. Bid Deadline and [Cancelled] Auction. The Bid Deadline passed on [•], 2021 at 5:00 p.m. (prevailing Eastern Time) in accordance with the Bidding Procedures and Bidding Procedures Order. The Debtors [cancelled / conducted] the Auction in accordance with the Bidding Procedures and Bidding Procedures Order because [no] other Qualified Bids (as defined in the Bidding Procedures) were submitted. [Following the Auction, the Debtors determined, in accordance with the Bidding Procedures, that the Purchaser is the Successful Bidder and the Purchaser’s bid is the highest and otherwise best bid.] Pursuant to the terms of the Bidding Procedures, the Purchase Agreement constituted the highest and best bid and, therefore, was designated as the Successful Bid. On [•] 2021, the Debtors filed the Notice of Successful Bidder [and Cancellation of Auction] [Docket No. •] identifying the Purchaser as the Successful Bidder in accordance with the Bidding Procedures Order. As established by the record of the Sale Hearing, the bidding and related procedures established by the Bidding Procedures Order have been complied with in all material respects by the Debtors and the Purchaser. The Bidding Procedures afforded a full, fair and reasonable opportunity for any Person to make a higher and better offer to purchase the Assets, and the Purchase Agreement constitutes the best and highest offer for the Assets.

J. Corporate Authority. Subject to the entry of this Sale Order, each Debtor that is a Seller: has (i) full requisite corporate or other organizational power and authority to execute, deliver, and perform its obligations under the Purchase Agreement and all other documents contemplated thereby and (ii) taken all requisite corporate or other organizational action and formalities necessary to authorize and approve the execution, delivery and performance of its obligations under the Purchase Agreement and to consummate the transactions contemplated by the Purchase Agreement (including the Sale) (collectively, the “Transactions”), including as required by their respective organizational documents, and, upon execution thereof, the Purchase Agreement and the related documents were or will be duly and validly executed and delivered by such Debtor and enforceable against such Debtor in accordance with its terms and, assuming due authorization, execution, and delivery thereof by the other parties thereto, constituted or will constitute a valid and binding obligation of such Debtor. No government, regulatory, or other consents or approvals, other than those expressly provided for in the Purchase Agreement, were required for the execution, delivery, and performance by the Debtors of the Purchase Agreement or the consummation of the Transactions (including the Sale) contemplated thereby. No consents or approvals of the Debtors, other than those expressly provided for in the Purchase Agreement or this Sale Order, are required for the Debtors to consummate the Sale.

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K. Compliance with Bidding Procedures and Bidding Procedures Order. As demonstrated by the testimony and other evidence proffered or adduced at the Sale Hearing and the representations of counsel made on the record at the Sale Hearing, the Debtors have adequately marketed the Assets and conducted the sale process in compliance with the Bidding Procedures and the Bidding Procedures Order, and the bidding process was conducted in a noncollusive, fair, and good faith manner. The Debtors and their professionals conducted the sale process in compliance with the Bidding Procedures and the Bidding Procedures Order and have afforded potential purchasers a full and fair opportunity to participate in the bidding process for the Assets and to make higher and better offers. In accordance with the Bidding Procedures Order, the Purchase Agreement was deemed a Qualified Bid and the Purchaser was a Qualified Bidder eligible to participate at the Auction. The Purchaser acted in compliance with the Bidding Procedures and the Bidding Procedures Order and conducted itself in a noncollusive, fair, and good faith manner. In accordance with the Bidding Procedures and the Bidding Procedures Order, the Debtors determined that the bid submitted by the Purchaser and memorialized by the Purchase Agreement is the Successful Bid.

L. Arm’s Length and Purchaser’s Good Faith. The Purchase Agreement was proposed, negotiated, entered into and is undertaken by the Debtors, their independent manager, their independent chief restructuring officer and representatives, and the Purchaser and its management, and representatives at arm’s length without collusion or fraud, and in good faith within the meaning of section 363(m) of the Bankruptcy Code. The Purchaser has proceeded in good faith, including by (i) recognizing that the Debtors were free to deal with any other party interested in acquiring the Assets, (ii) complying with the applicable Bidding Procedures and the Bidding Procedures Order in all respects, and (iii) willingly subjecting its bid to the competitive Bidding Procedures approved in the Bidding Procedures Order. The Debtors and the Purchaser have not engaged in any conduct that would cause or permit the Purchase Agreement or the consummation of the Sale to be avoided, or costs or damages to be imposed, under section 363(n) of the Bankruptcy Code. All payments to be made by the Purchaser and other agreements or arrangements entered into by the Purchaser in connection with the Sale have been disclosed, neither the Purchaser nor the Debtors have violated section 363(n) of the Bankruptcy Code by any action or inaction. As a result of the foregoing, the Purchaser is a “good faith” purchaser within the meaning of section 363(m) of the Bankruptcy Code, and as such, is entitled to the full rights, benefits, privileges, and protections afforded thereby, including in the event this Sale Order or any portion thereof is reversed or modified on appeal, and each of the Purchaser and Debtors otherwise have proceeded in good faith in all respects in connection with the Sale specifically and these Chapter 11 Cases generally.

M. Highest and Best Offer. The total consideration provided by the Purchaser for the Assets as reflected in the Purchase Agreement is the highest and best offer received by the Debtors for the Assets. [[No other Person or group of Persons submitted a Qualified Bid prior to the Bid Deadline. / The Debtors received [•] Qualified Bids prior to the Bid Deadline] Therefore, in accordance with the Bidding Procedures Order, (i) the Debtors [did not conduct / conducted] the Auction [on [•], 2021] [and / following which ] (ii) the Debtors determined that the Purchase Agreement constituted the highest and best offer and selected the Purchase Agreement as the Successful Bid.] The Debtors’ determination that the Purchase Agreement constitutes the highest and best offer and the Debtors’ selection of the Purchase Agreement as the Successful Bid each constitute a valid and sound exercise of the Debtors’ business judgment and the Debtors’ decision to enter into the Purchase Agreement and the Transactions constitutes a proper exercise of the fiduciary duties of the Debtors and their officers and managers. The offer of the Purchaser, upon the terms and conditions set forth in the Purchase Agreement, including the total consideration (including the Credit Bid Amount) to be realized by the Debtors thereunder, (i) is the highest and best offer received by the Debtors after extensive marketing, including through the Bidding Procedures and (ii) is in the best interests of the Debtors, their creditors, their estates and other parties in interest. Taking into consideration all relevant factors and circumstances, no other entity has offered to purchase the Assets for greater economic value to the Debtors or their estates.

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N. No Fraudulent Purpose. The Purchase Agreement was not entered into, and none of the Debtors nor the Purchaser have entered into the Purchase Agreement, or propose to consummate the Sale, for the purpose of hindering, delaying or defrauding the Debtors’ present or future creditors. None of the Debtors nor the Purchaser have entered into the Purchase Agreement, or are proposing to consummate the Sale, fraudulently for the purpose of statutory and common law fraudulent conveyance and fraudulent transfer claims whether under the Bankruptcy Code or the laws of the United States, any state, territory, possession thereof, the District of Columbia or any other applicable jurisdiction with laws substantially similar to the foregoing.

O. Transfer of Assets Free and Clear. Sellers are the sole and lawful owner of the Assets and title thereto is vested in Sellers’ estates within the meaning of section 541(a) of the Bankruptcy Code. Subject to section 363(f) of the Bankruptcy Code, and the transfer of the Assets to the Purchaser will be, as of the Closing Date, a legal, valid, and effective transfer of the Assets, which transfer vests or will vest the Purchaser with all right, title, and interest of Sellers to the Assets free and clear of all liens, claims (including those that constitute a “claim” as defined in section 101(5) of the Bankruptcy Code), rights, liabilities, security interests, hypothecations, preferences, debts, suits, licenses, options, judgments, orders and decrees of any court, taxes (including foreign, state and local taxes), covenants, restrictions, against any of the Debtors or the Assets, including, without limitation, any debts arising under or out of, in connection with, or in any way relating to, any acts or omissions, obligations, demands, guaranties, de facto merger claims, causes of action (whether in law or in equity, under any law), whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, including those arising out of or related to in any way the action captioned U.S.A. ex rel. Angela Ruckh v. CMC II, LLC et al) and the facts and legal theories giving rise thereto or asserted therein, whether known or unknown, contingent or matured, perfected or unperfected, liquidated or unliquidated, statutory or non-statutory, legal or equitable or otherwise arising under or out of, in connection with, or in any way related to any of the Debtors, any of the Debtors’ interests in the Assets, the operation of any of the Debtors’ businesses before the effective time of the Closing (collectively, “Claims”). The Debtors served the Notice of Auction and Sale of Assets , together with a copy of the Bidding Procedures Order and the Bidding Procedures on all parties who are known or reasonably believed, after reasonable inquiry, to have asserted any Claims with respect to the Assets. The Purchaser would not have entered into the Purchase Agreement and would not consummate the transactions contemplated thereby if the sale of the Assets that are owned by the Debtors was not free and clear of all Claims, if the Purchaser would, or in the future could, be liable for any such Claims or if the Credit Bid were not components of the Sale. A sale of the Assets owned by the Debtors other than one free and clear of all Claims would adversely impact the Debtors, their estates and their creditors, and would yield substantially less value for the Debtors’ estates, with less certainty than the Sale.

P. Satisfaction of Section 363(f) Standards. The Debtors are authorized to sell the Assets free and clear of all Claims because, with respect to each creditor or other Person asserting a Lien, one or more of the standards set forth in section 363(f)(l)-(5) of the Bankruptcy Code has been satisfied. Each creditor or other Person asserting a Lien has, subject to the terms and conditions of this Sale Order, consented to the Sale or is deemed to have consented. All parties in interest, including without limitation any holders of Claims that did not object, or who withdrew their objection, to the Sale or the Motion, are deemed to have consented to the relief granted herein pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of Claims who did object that have an interest in the Assets could be compelled in a legal or equitable proceeding to accept money satisfaction of such Claim pursuant to section 363(f)(5) or fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and are therefore adequately protected by having their Claims that constitute interests in the Assets, if any, attach solely to the proceeds of the Sale ultimately attributable to the property in which they have an interest, in the same order of priority and with the same validity, force and effect that such holders had prior to the Sale, subject to any defenses of the Debtors. All Persons having Claims of any kind or nature whatsoever against the Debtors or the Assets shall be forever barred, estopped and permanently enjoined from creating, perfecting, pursuing, enforcing, attaching, collecting, recovering, or asserting such Claims against the Purchaser or any of its assets, property, affiliates, successors, assigns, or the Assets.

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Q. Assumption and Assignment of Assigned Agreements. The assumption and assignment of the Assigned Contracts is integral to the Purchase Agreement, is in the best interests of the Debtors and their estates, and represents the valid and reasonable exercise of the Debtors’ sound business judgment. Specifically, the assumption of the Assigned Contracts (i) is necessary to sell the Assets to the Purchaser, (ii) allows the Sellers to sell their business to the Purchaser as a going concern, and (iii) limits the losses suffered by counterparties to the Assigned Contracts.

R. Cure Notice. As evidenced by the certificates of service filed with the Court [Docket Nos. [•]], and in accordance with the provisions of the Bidding Procedures Order, the Debtors have served, prior to the Sale Hearing, a Notice of Assumption and Assignment (as defined in the Bidding Procedures Order) on each non-debtor counterparty to a Contract and notice of the related proposed Cure Amounts [Docket Nos [•]]. The service of the Notice of Assumption and Assignment was timely, good, sufficient and appropriate under the circumstances and no further notice need be given with respect to the Cure Amounts for the assumption and assignment of the Assigned Contracts. All non-debtor parties to the Assigned Contracts have had a reasonable opportunity to object both to the Cure Amounts listed on the applicable Notice of Assumption and Assignment and to the assumption and assignment of the Assigned Contracts. No defaults exist in the Debtors’ performance under the Assigned Contracts as of the date of this Sale Order other than the failure to pay the Cure Amounts, as may be required, or such defaults that are not required to be cured.

S. No Successor Liability. The Purchaser is not a mere continuation of the Debtors or their estates, and there is no continuity of enterprise or common identity between the Purchaser and the Debtors. The Purchaser is not holding itself out to the public as a continuation of the Debtors or their estates. The conveyance of the Assets does not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtors or the Debtors’ estates, there is not substantial continuity between the Purchaser and the Sellers, and the Purchaser does not constitute a successor to the Debtors or the Debtors’ estates. The Debtors would not be able to sell the Assets (whether to Purchaser or to any other bidder) if the Purchaser were deemed a successor to the Sellers. The Purchaser’s acquisition of the Assets shall be free and clear of any “successor liability” claims of any nature whatsoever, whether known or unknown and whether asserted or unasserted as of the Closing.

T. Sale as an Exercise of Business Judgment. The Debtors have demonstrated good, sufficient, and sound business purposes and justifications for approval of and entry into the Sale Motion, the Sale, the Purchase Agreement, and all related agreements (the “Related Agreements”). The Debtors’ entry into and performance under the Purchase Agreement and Related Agreements: (i) are a result of due deliberation by the Debtors and constitute a sound and reasonable exercise of the Debtors’ business judgment consistent with their fiduciary duties; (ii) provide value to and are beneficial to the Debtors’ estates, and are in the best interests of the Debtors and their estates, creditors and other parties in interest; and (iii) are reasonable and appropriate under the circumstances. Business justifications for the Sale include, but are not limited to, the following: (x) the Purchase price set forth in the Purchase Agreement constitutes the highest and best offer received for the Assets; (y) the Purchase Agreement and the transactions contemplated thereby present the best opportunity to maximize the value of the Assets; and (z) the value of the Debtors’ estates will be maximized through the sale of the Assets pursuant to the Purchase Agreement.

U. Compelling Reasons for an Immediate Sale. Good and sufficient reasons for approval of the Purchase Agreement have been articulated by the Debtors, and the Debtors’ decision to enter into the Purchase Agreement and the Transactions contemplated thereby represents an exercise of sound business judgment. The Debtors have demonstrated compelling circumstances for the Sale outside: (a) the ordinary course of business, pursuant to section 363(b) of the Bankruptcy Code and (b) a plan of reorganization or liquidation (as the case may be), in that, among other things, the immediate consummation of the Sale to the Purchaser is necessary and appropriate to preserve and to maximize the value of the Debtors’ estates. Accordingly, there is cause to lift the stay contemplated by Bankruptcy Rules 6004 and 6006 with respect to the transactions contemplated by this Sale Order.

V. No Sub Rosa Plan. The Purchase Agreement and the Sale do not constitute a sub rosa chapter 11 plan. Neither the Purchase Agreement nor the Sale impermissibly restructures the rights of the Debtors’ creditors, nor impermissibly dictates the terms of a chapter 11 plan for the Debtors.

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W. Final Order. This Sale Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Sale Order, waives any stay, and expressly directs entry of judgment as set forth herein. The Debtors have demonstrated compelling circumstances and a good, sufficient and sound business purpose and justification for the immediate approval and consummation of the Sale as contemplated by the Purchase Agreement. Purchaser, being a good faith purchaser under section 363(m) of the Bankruptcy Code, may close the Sale contemplated by the Purchase Agreement at any time after entry of this Sale Order.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

1. Motion Granted. The relief requested in the Motion is GRANTED as set forth herein.

2. Findings of Fact and Conclusions. The Court’s findings of fact and conclusions of law in the Bidding Procedures Order and the record of the hearings with respect to the Bidding Procedures Order are incorporated herein by reference.

3. Objections Overruled. All objections, if any, with regard to the relief sought in the Motion that have not been withdrawn, waived, settled, or otherwise dealt with as expressly provided herein or on the record at the Sale Hearing are hereby overruled on the merits, with prejudice.

4. Notice. Notice of the Motion, Bidding Procedures, Bidding Procedures Order, Sale (and the Transactions and Purchase Agreement contemplated in connection therewith), Sale Hearing, and all deadlines related thereto, including via publication, was fair and equitable under the circumstances and complied in all respects with section 102(1) of the Bankruptcy Code and Bankruptcy Rules 2002 and 6004, the Bidding Procedures Order.

5. Approval. Pursuant to sections 105 and 363 of the Bankruptcy Code, the Purchase Agreement, Sale, the Related Agreements, and the other Transactions are hereby approved and the Debtors are authorized and directed to consummate the Sale, including, without limitation, the the sale and transfer of the Assets to the Purchaser in accordance with the terms of the Purchase Agreement. Each Debtor as well as its officers, employees and agents and the Purchaser are each hereby authorized and directed to take any and all actions necessary or appropriate to: (a) consummate the Sale of the Assets to the Purchaser and the Closing of the Sale and the Transactions pursuant to the Purchase Agreement and this Sale Order and (b) execute, deliver, perform, consummate, implement and close fully the Purchase Agreement together with any and all additional instruments and documents that may be reasonably necessary or desirable to implement the Purchase Agreement. The Debtors are hereby authorized and directed to perform each of their respective covenants and undertakings as provided in the Purchase Agreement prior to or after the Closing of the Sale without further order of the Court. The failure specifically to include any particular provision of the Purchase Agreement in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Purchase Agreement (including, but not limited to, all ancillary agreements and Related Agreements contemplated thereby) be authorized and approved in its entirety. All Persons are prohibited from taking any action to adversely affect or interfere with the ability of the Debtors to transfer the Assets to the Purchaser in accordance with the Purchase Agreement and this Sale Order.

6. Fair Purchase Price. The consideration provided by the Purchaser under the Purchase Agreement, including the portion of the Purchase Consideration that is the Credit Bid Amount, is fair and reasonable and constitutes (i) reasonably equivalent value under the Bankruptcy Code and the Uniform Fraudulent Transfer Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration and fair value under any other applicable laws of the United States, any state, territory or possession or the District of Columbia.

7. Amendments to Purchase Agreement. The Purchase Agreement and any related agreements, documents, or other instruments may be modified, amended, supplemented or restated by the parties thereto in a writing signed by such parties and in accordance with the terms thereof, without further order of this Court, provided that any such modification, amendment, supplement or restatement does not have a material adverse effect on the Debtors’ estates. The Purchase Agreement and the Debtors’ obligations therein shall not be altered, amended, rejected, discharged or otherwise affected by the Plan or any chapter 11 plan proposed or confirmed in the Chapter 11 Cases without the prior written consent of the Purchaser.

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8. Transfer Free and Clear. One or more of the standards set forth in section 363(f)(l)-(5) of the Bankruptcy Code has been satisfied. Pursuant to sections 105 and 363 of the Bankruptcy Code, the Assets are conveyed by the Sellers to the Purchaser free and clear of any Claims. The Debtors are authorized to transfer the Assets in accordance with the terms of the Purchase Agreement and this Sale Order. The Assets shall be transferred to the Purchaser in accordance with the terms of the Purchase Agreement and this Sale Order, and upon the Closing, such transfer shall: (i) be valid, legal, binding and effective; (ii) vest the Purchaser with all right, title and interest of the Sellers in the Assets; and (iii) be free and clear of all Claims and any other claims and interests in accordance with section 363(f) of the Bankruptcy Code. All Persons having Claims of any kind or nature whatsoever against the Debtors or the Assets shall be forever barred, estopped and permanently enjoined from creating, perfecting, pursuing, enforcing, attaching, collecting, recovering, or asserting such Claims against the Purchaser or any of its assets, property, affiliates, successors, assigns, or the Assets.

9. Surrender of Possession. Any Assets in the possession or control of any Person shall be delivered to the Purchaser and deemed delivered at the time of Closing (or such other time as provided in the Purchase Agreement).

10. Vesting of Assets in the Purchaser. Effective upon the Closing, the transfer to the Purchaser of the Assets pursuant to the Purchase Agreement shall be, and hereby is deemed to be, a legal, valid and effective transfer of the Assets, and vests with or will vest in the Purchaser all the Assets free and clear of Claims.

11. Injunction. Except as expressly provided in the Purchase Agreement or by this Sale Order, effective upon the Closing all Persons, including, but not limited to, all debt holders, equity security holders, governmental, tax and regulatory authorities, lenders, vendors, suppliers, employees, trade creditors, litigation claimants and other Persons holding Claims on the Assets shall be and hereby are forever barred, estopped and permanently enjoined from asserting, prosecuting or otherwise pursuing such Claims. All Persons are hereby enjoined from taking any action that would interfere with or adversely affect the ability of the Debtors to transfer the Assets in accordance with the terms of the Purchase Agreement and this Sale Order. All parties are enjoined from pursuing any Claims that are released by the Releasing Parties against the Released Parties.

12. Direction to Creditors and Parties in Interest. At the Closing, each of the Debtors’ creditors and the holders of any Claims are authorized and directed to execute such documents and take all other actions as may be necessary to terminate, discharge or release their Claims against the Assets, if any, as such Claims may otherwise exist.

13. Direction to Government Agencies. Each and every filing agent, filing officer, title agent, recording agency, governmental department, secretary of state, federal, state and local official, and any other Person who may be required by operation of law, the duties of its office or contract, to accept, file, register, or otherwise record or release any documents or instruments or who may be required to report or insure any title in or to the Assets, is hereby authorized and directed to accept any and all documents and instruments necessary and appropriate to consummate the Sale and any other Transactions contemplated by the Purchase Agreement and approved by this Sale Order. Each and every federal, state, and local governmental agency or department (as well as any other Person who is required pursuant to the terms of the Purchase Agreement to provide a Required Consent) is hereby directed to accept any and all documents and instruments necessary or appropriate to consummate the transactions contemplated by the Purchase Agreement.

14. Good Faith Purchaser. The Purchaser is entitled to the full rights, benefits, privileges, and protections afforded by section 363(m) of the Bankruptcy Code, and the Purchaser has proceeded in good faith in all respects in connection with the Sale specifically and these Chapter 11 Cases generally.

15. Consummation of Sale. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, the Debtors, as well as their officers, employees and agents, are authorized to enter into, execute, deliver and perform their obligations under and comply with the terms of the Purchase Agreement and the Related Agreements and to close and consummate the Sale, including by taking any and all actions as may be reasonably necessary or desirable to implement the Sale and each of the Transactions pursuant to and in accordance with the terms and conditions of the Purchase Agreement, the Related Agreements, and this Sale Order.

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16. Transfer of Marketable Title. Upon the Closing, this Sale Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Assets or a bill of sale transferring good and marketable title in the Assets to the Purchaser at the Closing pursuant to the terms of the Purchase Agreement, free and clear of all Claims.

17. No Successor Liability. By virtue of the Sale, the Purchaser and its affiliates, successors and assigns shall not be deemed or considered to: (i) be a legal successor, or otherwise be deemed a successor to any of the Debtors; (ii) have, de facto or otherwise, merged with or into any or all Debtors; (iii) be a consolidation with the Debtors or their estates; or (iv) be an alter ego or a continuation or substantial continuation, or be holding itself out as a mere continuation, of any of the Debtors or their respective estates by any law or equity. The Purchaser and its affiliates, successors and assigns shall have no successor, transferee or vicarious liability of any kind or character, including, without limitation, under any theory of foreign, federal, state or local antitrust, environmental, successor, tax, ERISA, assignee or transferee liability, labor, product liability, employment, de facto merger, alter ego, veil-piercing, substantial continuity, or other law, rule, regulation or doctrine, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, liquidated or unliquidated with respect to the Debtors or any obligations of the Debtors arising prior to the Closing Date, including, without limitation, liabilities on account of any taxes or other Governmental Body fees, contributions or surcharges, in each case arising, accruing or payable under, out of, in connection with, or in any way relating to, the operation of the Debtors’ businesses prior to the Closing Date or arising based on actions of the Debtors taken after the Closing Date.

18. Approval to Release Claims. If any Person that has filed financing statements or other documents or agreements evidencing Claims on the Assets shall not have delivered to the Debtors before the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens, and any other documents necessary for the purpose of documenting the release of all Claims that the Person has or may assert with respect to the Assets, the Debtors and the Purchaser are hereby authorized to execute and file such statements, instruments, releases and other documents on behalf of such Person with respect to the Assets. The Purchaser is hereby authorized to file, register or otherwise record a certified copy of this Sale Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Claims on the Assets.

19. Effect of Recordation of Order. This Sale Order, once filed, registered, or otherwise recorded, (a) shall be effective as a conclusive determination that, upon the Closing, all Claims, of any kind or nature whatsoever existing as to the Assets prior to the Closing have been unconditionally released, discharged, and terminated and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all Persons.

20. Assumption and Assignment of Contracts. The Debtors are hereby authorized in accordance with sections 105(a) and 365 of the Bankruptcy Code to assume the Assigned Contracts and assign the Assigned Contracts to Purchaser free and clear of all Claims, effective as of (a) the Closing Date or (b) such other date as agreed in writing by the Debtors and the applicable non-debtor counterparty. With respect to each of the Assigned Contracts, the Purchaser and the applicable subsidiary Debtors, in accordance with the provisions of the Purchase Agreement, has cured or will cure before the Closing Date, or has or will have provided adequate assurance of the prompt cure after the Closing Date of, any monetary default required to be cured with respect to the Assigned Contracts under section 365(b)(1) of the Bankruptcy Code, and the Purchaser has provided adequate assurance of future performance under the Assigned Contracts in satisfaction of sections 365(b) and 365(f) of the Bankruptcy Code to the extent that any such assurance is required and not waived by the non-debtor counterparties to such Assigned Contracts. Upon the applicable effective date of the assumption and assignment of the applicable Contract to the Purchaser (such date the “Assignment Effective Date”) with respect to a Contract, the Purchaser shall be fully and irrevocably vested with all rights, title and interest under such Contract and, pursuant to section 365 of the Bankruptcy Code. The Purchaser acknowledges and agrees that from and after the applicable Assignment Effective Date, with respect to a Contract, subject to and in accordance with the Purchase Agreement, it shall comply with the terms of each Contract in its entirety, unless any such provisions are not enforceable pursuant to the terms of this Sale Order. The assumption and assignment to the Purchaser by the Debtors of any Contract shall not be a default under any such Contract.

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21. Upon the applicable Assignment Effective Date, any provision in any Contract that purports to declare a breach or default as a result of a change or transfer of control or any interest in respect of the Debtors is unenforceable and all Assigned Contracts shall remain in full force and effect notwithstanding assumption thereof. No sections or provisions of any Assigned Contracts, that in any way purport to: (i) unreasonably prohibit, restrict, or condition the Debtors’ assumption and assignment of such Contract (including, but not limited to, the conditioning of such assumption and assignment on the consent of any non-debtor party to such Contract); provided, however, that any direct prohibition, restriction or condition on such assumption and assignment shall be deemed to be unreasonable; (ii) provide for the cancellation, or modification of the terms of the Contract based on the filing of a bankruptcy case, the financial condition of the Debtors, or similar circumstances; (iii) provide for additional payments (e.g., so called “profit” sharing/splitting), penalties, fees, charges, or other financial accommodations in favor of the non-debtor third party to such Assigned Contracts upon assumption and assignment thereof; or (iv) provide for any rights of first refusal on a Contract counterparty’s part, or any recapture or termination rights in favor of a Contract counterparty, or any right of a landlord to take an assignment or sublease from a tenant, shall have any force or effect with respect to the assumption and assignment of Assigned Contracts by the Debtors in accordance with the Purchase Agreement, because they constitute unenforceable antiassignment provisions under section 365(f) of the Bankruptcy Code and/or are otherwise unenforceable under section 365(e) of the Bankruptcy Code.

22. Except as otherwise specifically provided for by order of this Court, upon the assumption and assignment of the Assigned Contracts under the provisions of this Sale Order and full payment of all Cure Amounts as required under section 365(b) of the Bankruptcy Code, no default shall exist under any Assigned Contracts, and no counterparty to any Assigned Contracts shall be permitted to declare a default by any Debtor or the Purchaser or otherwise take action against the Purchaser as a result of any Debtor’s financial condition, bankruptcy or failure to perform any of its obligations under the relevant Contract. The failure of the Debtors or the Purchaser to enforce at any time one or more terms or conditions of any Contract shall not be a waiver of such terms or conditions, or of the Debtors’ and the Purchaser’s rights to enforce every term and condition of the Assigned Agreement.

23. Inconsistencies with Prior Orders, Pleadings or Agreements. To the extent this Sale Order is inconsistent with any prior order or pleading with respect to the Motion in these Chapter 11 Cases, the terms of this Sale Order shall govern. To the extent there is any inconsistency between the terms of this Sale Order and the terms of the Purchase Agreement (including all ancillary documents executed in connection therewith), the terms of this Sale Order shall govern.

24. Subsequent Orders and Plan Provisions. Unless otherwise agreed to by the Debtors and the Purchaser, this Sale Order, the Sale, and the Releases shall not be modified by any chapter 11 plan confirmed in these Chapter 11 Cases or any subsequent order(s) of this Court, including in any successor chapter 7 case.

25. Binding Effect of Sale Order. This Sale Order, the Releases and the Purchase Agreement shall be binding in all respects upon the Debtors, their estates, all creditors of, and holders of equity interests in, the Debtors, any holders of Claims on the Assets (whether known or unknown), the Purchaser and all successors and assigns of the Purchaser, notwithstanding the dismissal of any of the Debtors’ cases or any subsequent appointment of any trustees, examiners, “responsible persons” or other fiduciaries in the Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code, and the Purchase Agreement shall not be subject to rejection or avoidance under any circumstances.

26. No Avoidance of Purchase Agreement. Neither the Debtors nor the Purchaser have engaged in any conduct that would cause or permit the Purchase Agreement to be avoided or costs or damages to be imposed under section 363(n) of the Bankruptcy Code. Accordingly, the Purchase Agreement and the Sale shall not be avoidable under section 363(n) or chapter 5 of the Bankruptcy Code, and no party shall be entitled to any damages or other recovery pursuant to section 363(n) of the Bankruptcy Code in respect of the Purchase Agreement or the Sale.

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27. Immediate Effect. This Sale Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding any provision in the Bankruptcy Rules to the contrary, the terms of this Sale Order shall be immediately effective and enforceable upon its entry and not subject to any stay, notwithstanding the possible applicability of Bankruptcy Rule 6004(h) or otherwise.

28. Satisfaction of Conditions Precedent. Neither the Purchaser nor the Debtors shall have an obligation to close the Transactions until all conditions precedent in the Purchase Agreement to each of their respective obligations to close the Transactions have been met, satisfied, or waived in accordance with the terms of the Purchase Agreement.

29. Bulk Sales; Taxes. No bulk sales law, bulk transfer law or similar law of any state or other jurisdiction shall apply in any way to the transactions contemplated by the Purchase Agreement, the Sale Motion or this Sale Order. Except as otherwise expressly provided in the Purchase Agreement, all obligations of the Debtors relating to transfer taxes, recordation fees, or other taxes or charges resulting from or relating to the transactions contemplated by the Purchase Agreement, the Sale Motion or this Sale Order, whether arising under any law, by the Purchase Agreement, or otherwise, shall be the obligation of and fulfilled and paid by the Purchaser.

30. Lease Deposits and Security. The Purchaser shall not be required, pursuant to section 365(l) of the Bankruptcy Code or otherwise, to provide any additional deposit or security with respect to any Contract to the extent not previously provided by the Debtors.

31. Automatic Stay. The Purchaser shall not be required to seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code to enforce any of its remedies under the Purchase Agreement, and Related Agreements, documents or other instruments. The automatic stay imposed by section 362 of the Bankruptcy Code is modified to the extent necessary to implement the provisions of this Sale Order, including the Sale or the Release.

32. Retention of Jurisdiction. The Court shall retain jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Sale Order, the Purchase Agreement, all amendments thereto, in connection with any disputes involving the Debtors, and to adjudicate, if necessary, any and all disputes concerning the Debtors and related in any way to the Sale; provided, however, that in the event the Court abstains from exercising or declines to exercise jurisdiction or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

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Schedule 13(f)

LITIGATION

1. U.S.A. ex rel. Angela Ruckh v. Salus Rehabilitation et al., Case No. 8:11-cv-1303 (M.D. Fla.)